AGREEMENT AND PLAN OF MERGER

                                      AMONG

                           NATIONAL SYNDICATIONS, INC.


                 CROSS MEDIA MARKETING SYNDICATIONS CORPORATION,


                        CROSS MEDIA MARKETING CORPORATION

                                       AND

                 THE STOCKHOLDER OF NATIONAL SYNDICATIONS, INC.









                           Dated as of January 4, 2002

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1.  Definitions................................................................1

    1.1    "Accounting Protocol"...............................................1

    1.2    "Adjusted 2001 EBITDA"..............................................1

    1.3    "Affiliate".........................................................2

    1.4    "Apartment Lease"...................................................2

    1.5    "Bank Account"......................................................2

    1.6    "Business"..........................................................2

    1.7    "Consentors"........................................................2

    1.8    "Change of Control".................................................2

    1.9    "Contracts".........................................................2

    1.10   "Current Market Price"..............................................3

    1.11   "Dividend Notes"....................................................3

    1.12   "Dividend Note Amount"..............................................3

    1.13   "Dividends Payable".................................................3

    1.14   "Effective Date"....................................................3

    1.15   "Effective Date Indebtedness".......................................3

    1.16   "Effective Time"....................................................3

    1.17   "Employment Agreements".............................................3

    1.18   "Fleet Financing"...................................................3

    1.19   "Government License"................................................4

    1.20   "Intellectual Property Assets"......................................4

    1.21   "Joint Ventures"....................................................4

    1.22   "Joint Venture Agreement"...........................................4

    1.23   "Joint Venture Period"..............................................4

    1.24   "Joint Venture Project".............................................4

    1.25   "Joint Ventures' 2001 EBITDA".......................................4

    1.26   "Joint Ventures' 2002 EBITDA".......................................4

    1.27   "Joint Venture Discontinued Project"................................4

    1.28   "Joint Ventures' Income"............................................4

    1.29   "Joint Venture Project Income"......................................5

    1.30   "Joint Venture Unprofitable Project"................................5

    1.31   "knowledge".........................................................5


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    1.32   "Liens".............................................................5

    1.33   "Material Adverse Effect"...........................................5

    1.34   "Merger Deadline"...................................................5

    1.35   "Negotiable Purchase Note"..........................................5

    1.36   "NSI Common Stock"..................................................5

    1.37   "NSI Disclosure Schedule"...........................................5

    1.38   "NSI Surviving Corporation".........................................5

    1.39   "Overage"...........................................................5

    1.40   "Parent Common Stock"...............................................6

    1.41   "Parent Disclosure Schedule"........................................6

    1.42   "Parent Parties"....................................................6

    1.43   "PCM"...............................................................6

    1.44   "PCM Merger Agreement"..............................................6

    1.45   "PCM Merger Sub"....................................................6

    1.46   "PCM Surviving Corporation".........................................6

    1.47   "Permitted Transferees".............................................6

    1.48   "Permitted Liens"...................................................6

    1.49   "Pironti Loan Amount"...............................................6

    1.50   "Pironti Employment Agreement"......................................6

    1.51   "Projected Discontinued Project Income".............................6

    1.52   "Purchase Note".....................................................6

    1.53   "Purchase Note Letter of Credit"....................................6

    1.54   "Registration Rights Agreements"....................................6

    1.55   "Return on Promotional Investment"..................................6

    1.56   "SEC Reports".......................................................7

    1.57   "Security Agreement"................................................7

    1.58   "Stockholder".......................................................7

    1.59   "Third Party Liabilities"...........................................7

    1.60   "2001 EBITDA".......................................................7

    1.61   "2002 EBITDA".......................................................7

    1.62   "2001 EBITDA Distributions".........................................7


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    1.63   Commonly used terms.................................................7

2.  The NSI Merger.............................................................8

    2.1    The NSI Merger......................................................8

    2.2    Effective Time......................................................8

    2.3    Effect of the NSI Merger............................................8

    2.4    Articles of Incorporation; By-laws..................................9

    2.5    Directors and Officers..............................................9

    2.6    Effect on Securities, Etc...........................................9

    2.7    Method of Payment...................................................9

    2.8    Determination of NSI Merger Consideration..........................10

    2.9    Joint Venture Payments.............................................11

    2.10   Tax Treatment......................................................15

3.  Representations and Warranties of NSI and the Stockholder.................15

    3.1    Organization and Qualification; Absence of Subsidiaries............15

    3.2    Articles of Incorporation and By-laws..............................15

    3.3    Capitalization.....................................................15

    3.4    Ownership of NSI Common Stock; Voting..............................15

    3.5    Authorization; Binding Agreement...................................16

    3.6    No Conflict; Required Filings and Consents.........................16

    3.7    Compliance; Permits................................................17

    3.8    Financial Statements...............................................17

    3.9    Absence of Certain Changes or Events...............................18

    3.10   Insolvency.........................................................20

    3.11   Absence of Litigation..............................................21

    3.12   Properties.........................................................21

    3.13   Contracts, etc.....................................................21

    3.14   Dealings with Officers, Directors, and Affiliates; Etc.............23

    3.15   Bank Accounts and Powers of Attorney...............................23

    3.16   Employees..........................................................23

    3.17   Employee Benefit Plans.............................................25

    3.18   Restrictions on Business Activities................................27


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    3.19   Title to Property..................................................27

    3.20   Taxes..............................................................28

    3.21   Environmental Matters..............................................29

    3.22   Intellectual Property..............................................30

    3.23   Insurance..........................................................31

    3.24   Brokers, etc.......................................................31

4.  Representations and Warranties of Parent and NSI Merger Sub...............32

    4.1    Organization and Good Standing.....................................32

    4.2    Articles of Incorporation and By-laws..............................32

    4.3    Capitalization.....................................................32

    4.4    Authorization; Binding Agreement...................................33

    4.5    Governmental Approvals.............................................33

    4.6    No Violations......................................................33

    4.7    Brokers, etc.......................................................33

    4.8    Insolvency.........................................................34

    4.9    Restriction on Business Activities.................................34

    4.10   SEC Filings; Financial Statements..................................34

    4.11   No Prior Activities................................................34

5.  Covenants of NSI and the Stockholder......................................35

    5.1    Access to Information..............................................35

    5.2    Conduct of Business by NSI Pending the Effective Time..............35

    5.3    Notification of Certain Matters....................................37

    5.4    No Solicitation....................................................38

    5.5    Reasonable Best Efforts............................................38

    5.6    Non-competition....................................................38

    5.7    Assignment of Apartment Lease and Assumption of Liabilities........41

6.  Mutual Covenants..........................................................41

    6.1    Consents; Approvals................................................41

    6.2    Expenses...........................................................41

    6.3    Public Announcements...............................................41

    6.4    Conveyance Taxes, etc..............................................41


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    6.5    Taxes and Cooperation on Tax Matters...............................41

    6.6    Further Action.....................................................42

    6.7    Tax Reporting of Transaction.......................................43

    6.8    Purchase Note Letter of Credit.....................................43

7.  Conditions to the Merger..................................................44

    7.1    Conditions to Obligation of Each Party to Effect the Merger........44

    7.2    Additional Conditions to Obligations of Parent and NSI
           Merger Sub.........................................................45

    7.3    Additional Conditions to Obligation of NSI and Pironti.............47

8.  Termination...............................................................48

    8.1    Termination........................................................48

    8.2    Effect of Termination..............................................49

9.  Indemnification...........................................................49

    9.1    Indemnification by the Stockholder.................................49

    9.2    Indemnification by Parent..........................................51

    9.3    Assumption of Defense..............................................52

    9.4    Non-Assumption of Defense..........................................53

    9.5    Indemnified Party's Cooperation as to Proceedings..................53

    9.6    Limitation on Losses...............................................53

    9.7    Dispute Resolution Procedure.......................................55

    9.8    Setoff.............................................................56

    9.9    Option to Make Part Payment in Stock...............................56

    9.10   Exclusive Remedies.................................................56

10. Miscellaneous.............................................................57

    10.1   Representations, Warranties, Covenants, etc........................57

    10.2   Disclosures........................................................57

    10.3   Notices............................................................57

    10.4   Amendment..........................................................58

    10.5   Waiver.............................................................58

    10.6   Headings...........................................................58

    10.7   Severability.......................................................58

    10.8   Entire Agreement...................................................59


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    10.9   Assignment.........................................................59

    10.10  Parties in Interest................................................59

    10.11  Failure or Indulgence Not Waiver; Remedies Cumulative..............59

    10.12  Governing Law; Jurisdiction........................................59

    10.13  WAIVER OF JURY TRIAL...............................................60

    10.14  Execution and Delivery.............................................60



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

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of January 4, 2002 and is by and among CROSS MEDIA MARKETING SYNDICATIONS CORPORATION, a Delaware corporation ("NSI Merger Sub"), CROSS MEDIA MARKETING CORPORATION, a Delaware corporation, the parent of NSI Merger Sub ("Parent"), NATIONAL SYNDICATIONS, INC., a New York corporation ("NSI"), and Anthony R. Pironti, the stockholder of NSI (in his individual capacity, "Pironti" and in his capacity as the stockholder of NSI, the "Stockholder"). Parent, NSI Merger Sub, NSI and the Stockholder are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

     A. NSI is engaged in the business of direct marketing of consumer goods and services, whether through Sunday magazines, consumer magazines, free standing inserts, direct response TV, credit card billing statements, direct mail including electronic mail, package inserts, outbound telemarketing, catalogue mailings or otherwise (the "Business");

     B. Pursuant to the Merger, each outstanding share (each, a "Share") of NSI Common Stock, $1.00 par value (the "NSI Common Stock"), shall be converted into the right to receive a pro rata portion of the NSI Merger Consideration (as defined in Section 2.6(a)), upon the terms and subject to the conditions set forth herein;

     C. The respective Boards of Directors of Parent, NSI Merger Sub and NSI have each approved the merger (the "NSI Merger") of NSI with and into NSI Merger Sub, upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the New York Business Corporation Law ("BCL");

     D. The Board of Directors of NSI has approved and resolved to recommend approval of the NSI Merger to the Stockholder, and has determined that the consideration to be paid for each Share in the NSI Merger is fair to and in the best interest of the Stockholder; and

     E. Parent, NSI Merger Sub, the Stockholder and NSI desire that the NSI Merger shall qualify as a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained and subject to the terms and conditions herein set forth, the Parties hereby agree as follows:

1.   Definitions

     1.1 "Accounting Protocol" means those accounting conventions and practices described in Schedule 1.1.

     1.2 "Adjusted 2001 EBITDA" means the 2001 EBITDA reduced by the Joint Ventures' 2001 EBITDA.


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     1.3 "Affiliate" means, as to any Party, a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

     1.4 "Apartment Lease" means that particular lease by and between 615 PCM as Landlord and NSI as Tenant or the premises located at 800 Fifth Avenue, Apartment 21F, New York, NY 10001.

     1.5 "Bank Account" means any bank account at a bank located within the United States, which Stockholder shall designate to Parent and NSI Surviving Corporation.

     1.6 "Business" has the meaning set forth in Recital A.

     1.7 "Consentors" means USA Weekend, Inc. and Parade Publications, Inc.

     1.8 "Change of Control" shall occur: (i) upon the consummation of a Transfer by the Parent (or an Affiliate of the Parent, as applicable) of all or substantially all of the Business, including by way of either (x) a Transfer of all or substantially all of the assets in respect of the Business, or (y) a Transfer of Voting Control of the Business Owners, or (ii) upon (x) a Transfer of all or substantially all of the assets of the Parent on a consolidated basis, or a Transfer of Voting Control of the Parent, or (iii) upon the consummation of a merger or consolidation in which any person (other than any shareholder having Voting Control as of the date hereof) will beneficially own immediately after the effective time of the merger or consolidation Voting Control of the Surviving Corporation. For the purposes hereof, (A) a "Transfer" shall mean a direct or indirect sale, lease, exchange or other transfer or disposition; provided, however, that the mortgage, pledge or hypothecation in connection with a bona fide financing shall not constitute a Change of Control unless or until the applicable transferee obtains actual ownership of the underlying assets or shares, (B) the "Business Owners" means those Affiliates of Parent that own, or possess the right to operate, the Business, (C) the "Surviving Corporation" is any entity that is the survivor or resulting corporation in the case of a merger or consolidation, (D) a Transfer of Voting Control shall be deemed to have occurred when any "person," other than any shareholder having "Voting Control" as of the date hereof, (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but excluding any Company sponsored employee benefit plan) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 as in effect on date hereof), directly or indirectly, of Voting Control, and (E) "Voting Control" means owning more than 50% of the "voting power" of securities that have the right to elect the Board of Directors of Parent, the Business Owners or Surviving Corporation, as the case may be, and otherwise direct the governance of Parent or such other corporation.

     1.9 "Contracts" has the meaning set forth in Section 3.13.


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     1.10 "Current Market Price" means the average of the daily market prices of the Parent Common Stock for the twenty (20) consecutive trading days immediately preceding the date hereof. The market price for each such trading day shall be:
(i) if the Parent Common Stock is listed or admitted to trading on any securities exchange, the closing price, regular way, on such day, or if no sale takes place on such day, the average of the closing bid and asked price on such day; (ii) if the Parent Common Stock is not then listed or admitted to trading on any securities exchange but is listed on The NASDAQ Stock Market, the last reported sale price on such day on The NASDAQ Stock Market, or if no sale takes place on such day, the average of the last reported bid and asked prices on such day, as reported by The NASDAQ Stock Market; or (iii) if the Parent Common Stock is not then listed or admitted to trading on any securities exchange or on The NASDAQ Stock Market, the average of the reported high bid and low asked prices on such day, as reported by the OTC Bulletin Board, (the "OTCBB") if the Common Stock is quoted on the OTCBB, or a reputable quotation service, or a newspaper of general circulation service in the Borough of Manhattan, City and State of New York, customarily published on each business day, designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported.

     1.11 "Dividend Notes" mean the non-interest bearing promissory notes issued by NSI and PCM in satisfaction of dividends declared by NSI and PCM respectively, other than in respect of 2001 EBITDA or 2002 EBITDA.

     1.12 "Dividend Note Amount" means the amounts owing in respect of the Dividend Notes.

     1.13 "Dividends Payable" means dividends declared by NSI and PCM, but unpaid as of the Effective Date, in an amount up to the sum of (i) the extent to which the 2001 EBITDA exceeds the 2001 EBITDA Distributions, (ii) the 2002 EBITDA, and (ii) $450,000, other than as reflected by the Dividend Notes.

     1.14 "Effective Date" means the date on which the Effective Time occurs.

     1.15 "Effective Date Indebtedness" means the aggregate amount of principal, premium, if any, and accrued and unpaid interest on all outstanding indebtedness of NSI and PCM to banks or other financial institutions as of the Effective Date, reduced by all cash on hand, but, for the avoidance of doubt, excluding
(i) the Pironti Loan Amount, (ii) the Dividend Note Amount and (iii) the Dividends Payable.

     1.16 "Effective Time" has the meaning set forth in Section 2.2.

     1.17 "Employment Agreements" means the employment agreements by and between the NSI Surviving Corporation on the one hand and each of Pironti and the Permitted Transferees on the other, in the forms set forth in Exhibit A hereto.

     1.18 "Fleet Financing" means the financing arrangement to be provided by Fleet National Bank on behalf of PCM Surviving Corporation and NSI Surviving Corporation


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generally in accordance with the terms described on Schedule 1.18, but in any event having a principal balance outstanding at any one time not in excess of $3 million.

     1.19 "Government License" means any governmental right, privilege, authority, franchise, license, permit or certificate of NSI necessary or useful in connection with the conduct of the Business.

     1.20 "Intellectual Property Assets" has the meaning set forth in Section 3.22.

     1.21 "Joint Ventures" means those ventures listed on Schedule 1.20 hereto entered into by NSI and the applicable joint venture partners to pursue Joint Venture Projects.

     1.22 "Joint Venture Agreement" means with respect to each Joint Venture, the agreements listed on Schedule 1.22 hereto between NSI and the applicable joint venture partner setting forth the terms and conditions upon which such Joint Venture will be conducted.

     1.23 "Joint Venture Period" means the period from January 1, 2002, and continuing through December 31, 2004.

     1.24 "Joint Venture Project" means a current or future project that is entered into by a Joint Venture pursuant to the terms of the applicable Joint Venture Agreement.

     1.25 "Joint Ventures' 2001 EBITDA" means NSI's share (under the terms of the Joint Venture Agreements) of the sum of (x) the combined net income of the Joint Ventures for fiscal year ended December 31, 2001, plus (y) all amounts deducted in computing such net income in respect of: (1) interest expense, (2) corporate income tax expense, and (3) depreciation and amortization expense, subject in all events to those further adjustments set forth on the Accounting Protocol with respect to Joint Venture Projects.

     1.26 "Joint Ventures' 2002 EBITDA" means NSI's share (under the terms of the Joint Venture Agreements) of the sum of (x) the combined net income of the Joint Ventures for the period from and including January 1, 2002 through and including the Effective Date, plus (y) all amounts deducted in computing such net income in respect of: (1) interest expense, (2) corporate income tax expense, and (3) depreciation and amortization expense, subject in all events to those further adjustments set forth on the Accounting Protocol with respect to Joint Venture Projects.

     1.27 "Joint Venture Discontinued Project" is a Joint Venture Project that is discontinued, or otherwise not exploited in a commercially reasonable manner, even though it is not a Joint Venture Unprofitable Project.

     1.28 "Joint Ventures' Income" means, for any fiscal period, NSI Surviving Corporation's share (under the Joint Venture Agreements) of the sum of the combined net income of the Joint Ventures for such fiscal period, subject to those adjustments set forth on the Accounting Protocol with respect to Joint Ventures' Income; provided, however, that the Joint Ventures' Income for any fiscal period shall be deemed increased by NSI Surviving Corporation's share (under the Joint Venture Agreements) of (i) all amounts deducted in computing such net income in respect of corporate income tax expense, (ii) the Projected


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Discontinued Project Income for such period, and (iii) any income of the Joint
Ventures derived by any Affiliate of the Parent Parties or any assignee of NSI's rights in the Joint Ventures and not otherwise included in the Joint Ventures' Income.

     1.29 "Joint Venture Project Income" means, for any fiscal period, the aggregate pre-tax net income of a Joint Venture in respect of a Joint Venture Project for such fiscal period.

     1.30 "Joint Venture Unprofitable Project" means a Joint Venture Project that is discontinued, or otherwise not exploited in a commercially reasonable manner, by reason of the fact that the Return on Promotional Investment for such Joint Venture Project is less than 50%; provided, however, that no Joint Venture Project shall be deemed to be a Joint Venture Discontinued Project unless such Joint Venture Project shall have undergone at least 100 hours of test telemarketing.

     1.31 "knowledge" means the actual knowledge of, in the case of NSI, Pironti or either of the Permitted Transferees or, in the case of Parent and/or NSI Merger Sub, Richard Kaufman or Ronald Altbach.

     1.32 "Liens" means any and all mortgages, pledges, security interests, liens, claims, charges or other restrictions or encumbrances of every nature and description whatsoever.

     1.33 "Material Adverse Effect" means any change, effect, or circumstance that is or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), financial condition, results of operations, or prospects of a given person; provided that none of the foregoing shall constitute a Material Adverse Effect unless it is specific to NSI and, by way of example, not generally applicable to the economy as a whole or to the industry in which the Business operates as a whole. For purposes of this Agreement, the term "prospects" shall mean, at any time, results of future operations which are reasonably foreseeable based upon the facts and circumstances in existence at such time.

     1.34 "Merger Deadline" means January 25, 2002.

     1.35 "Negotiable Purchase Note" means the promissory note in the form of Exhibit B, which shall be identical in form to the Purchase Note (including being secured by the Purchase Note Letter of Credit and the Security Agreement), except that it shall not be subject to the offset provisions of Section 9.8 below or of Section 9.8 of the PCM Merger Agreement.

     1.36 "NSI Common Stock" has the meaning set forth in Recital B.

     1.37 "NSI Disclosure Schedule" means the written disclosure schedule delivered by NSI and the Stockholder to Parent and NSI Merger Sub concurrently with the execution hereof.

     1.38 "NSI Surviving Corporation" has the meaning set forth in Section 2.1.

     1.39 "Overage" means an amount equal to the sum of (i) 2001 EBITDA and (ii) 2002 EBITDA, reduced by the amount of any 2001 EBITDA Distributions and, for the avoidance of doubt, reduced by the Dividends Payable. The Overage may be a positive or a negative number.


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     1.40 "Parent Common Stock" means the common stock of Parent, par value
$.001 per share.

     1.41 "Parent Disclosure Schedule" means the written disclosure schedule heretofore delivered by Parent and NSI Merger Sub to NSI and the Stockholder.

     1.42 "Parent Parties" means Parent, PCM Surviving Corporation and NSI Surviving Corporation.

     1.43 "PCM" means Preferred Consumer Marketing, Inc., a Florida corporation.

     1.44 "PCM Merger Agreement" means the Agreement and Plan of Merger dated as of the date hereof by and among Parent, PCM, PCM Merger Sub, and the Stockholder.

     1.45 "PCM Merger Sub" means Cross Media Consumer Marketing Corporation, a Delaware corporation that is a direct, wholly-owned subsidiary of Parent.

     1.46 "PCM Surviving Corporation" has the meaning assigned to such term in PCM Merger Agreement.

     1.47 "Permitted Transferees" means Jess Joseph and Randall Gouse.

     1.48 "Permitted Liens" means all liens specifically set forth in Schedule 1.48.

     1.49 "Pironti Loan Amount" means the lesser of: (a) the principal, accrued and unpaid interest and premium, if any, on outstanding indebtedness of NSI and PCM to Pironti as of the Effective Date and (b) $1,500,000; provided that the Pironti Loan Amount shall not include the Dividend Note Amount or the Dividends Payable.

     1.50 "Pironti Employment Agreement" means the employment agreement by and between the NSI Surviving Corporation and Pironti, dated as of the Effective Date.

     1.51 "Projected Discontinued Project Income" for any period, means NSI's share (under the Joint Venture Agreements) of the reasonably projected Joint Venture Project Income in respect of a Joint Venture Discontinued Project for such period.

     1.52 "Purchase Note" has the meaning assigned to such term in the PCM Merger Agreement.

     1.53 "Purchase Note Letter of Credit" shall be a letter of credit in the form of Exhibit C to be issued by a bank reasonably satisfactory to Stockholder.

     1.54 "Registration Rights Agreements" means the Registration Rights Agreements by and between Parent on the one hand and each of the Stockholders on the other, in the form set forth in Exhibit D hereto.

     1.55 "Return on Promotional Investment" means the amount, expressed as a percentage, derived by dividing (x) the Joint Venture Project Income with respect to a Joint


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Venture Project by (y) the promotional expenditures incurred by the Joint
Venture in respect of such Joint Venture Project.

     1.56 "SEC Reports" has the meaning set forth in Section 4.10(a).

     1.57 "Security Agreement" means a security agreement in form reasonably satisfactory to the Stockholder and Parent pursuant to which the Stockholder is granted a security interest in all tangible and intangible assets of PCM Surviving Corporation and NSI Surviving Corporation (as well as all other assets associated with the conduct following the Effective Date of the businesses previously conducted by PCM and NSI as security for the obligations under the Purchase Note and the Negotiable Purchase Note, junior in priority only to security interests held therein in connection with, and subject to such subordination agreements as may be reasonably required in respect of, the Fleet Financing. The Security Agreement shall provide that the Stockholder shall release his security interests contained therein upon delivery of the Purchase Note Letter of Credit in the Full Note Amount.

     1.58 "Stockholder" means Pironti.

     1.59 "Third Party Liabilities" means liabilities of NSI and PCM to third parties arising on account of acts, events or omissions occurring prior to the Effective Time (i) the amounts of which were not deducted in arriving at 2001 EBITDA, and (ii) that were not disclosed as such in the Financial Statements or in this Agreement or the PCM Merger Agreement.

     1.60 "2001 EBITDA" means the sum of (x) the combined net income of NSI and PCM for the fiscal year ended December 31, 2001, plus (y) all amounts deducted in computing such net income in respect of: (1) interest expense, (2) corporate income tax expense, and (3) depreciation and amortization expense, subject in all events to those adjustments set forth on the Accounting Protocol with respect to 2001 EBITDA, including the Joint Ventures' 2001 EBITDA.

     1.61 "2002 EBITDA" means the sum of (x) the combined net income of NSI and PCM for the period from and including January 1, 2002 through and including the Effective Date, plus (y) all amounts deducted in computing such net income in respect of: (1) interest expense, (2) corporate income tax expense, and (3) depreciation and amortization expense, all as determined in accordance with the Accounting Protocol, including the Joint Ventures' 2002 EBITDA.

     1.62 "2001 EBITDA Distributions" means any distributions by NSI and PCM on account of 2001 EBITDA.

     1.63 Commonly used terms. Unless the context clearly indicates otherwise, the terms below mean the following:

          (a) "business day" means any day other than a day on which banks in New York are required or authorized to be closed;

          (b) "dollars" or "$" means United States dollars;

          (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended);

          (d) "subsidiary" or "subsidiaries" of a person means any corporation, partnership, limited liability company, or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity;

          (e) "hereof", "herein" and "hereinafter" refer to this Agreement;

          (f) "including" means including, without limitation (whether or not so expressed);

          (g) references to Sections, Recitals, Exhibits, and Schedules mean, respectively, Sections, Recitals, Exhibits, and Schedules of this Agreement;

          (h) words denoting the singular include the plural and vice versa; and

          (i) "it" or "its" or words denoting any gender include all genders.

2.   The NSI Merger

     2.1 The NSI Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the BCL, NSI shall be merged with and into NSI Merger Sub (the "NSI Merger"), the separate corporate existence of NSI shall cease, and NSI Merger Sub shall continue as the surviving corporation (hereinafter sometimes referred to as the "NSI Surviving Corporation") and the separate corporate existence of NSI Merger Sub with all of its rights, privileges, immunities and franchises shall continue unaffected by the NSI Merger. The NSI Merger shall have the effect specified in Section 906 of the BCL.

     2.2 Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8, on January 11, 2002, or as promptly as practicable thereafter as the conditions set forth in Section 7 have been satisfied or waived, the parties hereto shall cause the NSI Merger to be consummated by filing a certificate of merger as contemplated by the BCL in substantially the form of Exhibit E (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of New York as provided in Sections 904 and 907 of the BCL; provided that if the Closing does not occur on January 11, 2002, it shall take place on such business day on or prior to the Merger Deadline following satisfaction or waiver of the foregoing conditions as specified by the Stockholder. The NSI Merger shall become effective at the time specified in the Certificate of Merger (the "Effective Time"). Prior to such filing a closing (the "Closing") shall be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York unless another time or place is agreed to in writing by the parties hereto.

     2.3 Effect of the NSI Merger. At the Effective Time, the effect of the NSI Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of NSI and NSI Merger Sub shall vest in the NSI Surviving Corporation, and all debts, liabilities and duties of NSI and NSI Merger Sub shall become the debts, liabilities and duties of the NSI Surviving Corporation.

     2.4 Articles of Incorporation; By-laws.

          (a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of NSI Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the NSI Surviving Corporation until thereafter amended as provided by the BCL and such Articles of Incorporation.

          (b) By-laws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the By-laws of NSI Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the NSI Surviving Corporation until thereafter amended as provided in the BCL, the Articles of Incorporation of the NSI Surviving Corporation and such By-laws.

     2.5 Directors and Officers. The directors of NSI Merger Sub immediately prior to the Effective Time shall be the initial directors of the NSI Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the NSI Surviving Corporation, and the initial officers of the NSI Surviving Corporation shall be as set forth on Schedule 2.5, in each case until their respective successors are duly elected or appointed and qualified.

     2.6 Effect on Securities, Etc. At the Effective Time, by virtue of the NSI Merger and without any action on the part of Parent, NSI Merger Sub, NSI or
Pironti:

          (a) Conversion of Securities. Each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a pro rata portion of the NSI Merger Consideration and the Stockholder JV Entitlement. As used herein, "NSI Merger Consideration" means an amount equal to twenty three percent (23%) of the extent to which
     (1) 3.6 times Adjusted 2001 EBITDA, exceeds (2) the Effective Date Indebtedness.

          (b) Cancellation. Each Share held in the treasury of NSI immediately prior to the Effective Time shall cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c) Capital Stock of NSI Merger Sub. Each share of common stock, $.001 par value per share, of NSI Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value, of the NSI Surviving Corporation.

     2.7 Method of Payment. One hundred percent (100%) of the NSI Merger Consideration shall be paid in the form of Parent Shares, determined on the basis of the Current Market Price; provided, however, if the calculation thereof does not result in a whole number of Parent Shares, any fraction thereof shall be paid in cash.

     2.8 Determination of NSI Merger Consideration.

          (a) Initial determination of NSI Merger Consideration. The Parties will confer in advance of the Effective Date to estimate in good faith the amount of the NSI Merger Consideration and the Overage (the "Estimated NSI Merger Consideration") and the various components thereof. Such estimates will be the basis for the payments to be made to Pironti and the Stockholder on the Effective Date pursuant to Sections 2.7 and 7.3(f) hereof and Sections 2.7 and 7.3(g) of the PCM Merger Agreement and shall be subject to subsequent adjustment as provided in the further provisions of this Section 2.8.

          (b) Determination of NSI Merger Consideration. The final determination of the NSI Merger Consideration shall be made in accordance with Section 2.8(b) and, if applicable, Section 2.9, of the PCM Merger Agreement.

          (c) Adjustments. If it is necessary to adjust the payment made to the Stockholder or Pironti on the Effective Date pursuant to Sections 2.8 (b) or 7.3(g) of the PCM Merger Agreement or Section 7.3(f) hereof any such required adjustment (the "Adjustment") shall be made not later than five
     (5) days following the final determination thereof, as the same may be extended pursuant to Section 2.9 of the PCM Merger Agreement (such day, the "Adjustment Date"), as follows, but without duplication to the adjustments set forth in the PCM Merger Agreement:

               (i) If the sum of the NSI Merger Consideration and the PCM Merger Consideration, as set forth in the PCM Merger Agreement (together, the "Aggregate Merger Consideration"), is greater than the sum of the Estimated NSI Merger Consideration and the Estimated PCM Merger Consideration, as set forth in the PCM Merger Agreement (together, the "Aggregate Estimated Merger Consideration"), (A) the Purchase Note shall be amended and restated by increasing the principal amount thereof by forty six percent (46%) of such Adjustment, (B) the Negotiable Purchase Note shall be amended and restated by increasing the principal amount thereof by fifty four percent (54%) of such Adjustment and (C) PCM Surviving Corporation shall make a cash payment to the Stockholder in the amount of the extent to which payments on such Notes by PCM Surviving Corporation to the Stockholder between the Effective Date and the Adjustment Date were lower than they should have been, retroactive to the Effective Date.

               (ii) If the Aggregate Merger Consideration is less than the Aggregate Estimated Merger Consideration, (A) the Purchase Note shall be amended and restated by reducing the principal amount thereof by forty six percent (46%) of such Adjustment, (B) the Negotiable Purchase Note shall be amended and restated by reducing the principal amount thereof by fifty four percent (54%) of such Adjustment and (C) the Stockholder shall make a cash payment to PCM Surviving Corporation in the amount of the extent to which payments by PCM Surviving Corporation to the Stockholder between the Effective Date and the Adjustment Date were higher than they should have been, retroactive to the Effective Date. In the event that the net amount of any downward adjustment exceeds the outstanding principal balance of the Purchase Note or the Negotiable Purchase Note, as the case may, as of the Adjustment Date, then such excess shall be applied as a reduction to the other Note, in the fashion described above, and the Stockholder shall, on the Adjustment Date, surrender the applicable Note to PCM Surviving Corporation for cancellation. In the event such downward adjustment also exceeds the principal balance of such other Note, the Stockholder shall, on the Adjustment Date, surrender such other Note to PCM Surviving Corporation for cancellation and shall pay PCM Surviving Corporation an amount equal to the amount by which the net amount of such downward adjustment exceeds such outstanding principal balance. In addition, the Stockholder shall make a cash payment to PCM Surviving Corporation in the amount of the extent to which payments on such Notes by PCM Surviving Corporation to the Stockholder between the Effective Date and the Adjustment Date were higher than they should have been, retroactive to the Effective Date, together with interest on such amount computed at an annual rate of 7% per annum to the date of such payment.

               (iii) If the aggregate amount of the payment made to Pironti and Stockholder on the Effective Date pursuant to Section 7.3(f) hereof and Section 7.3(g) of the PCM Merger Agreement is greater or lesser than the amount of such payment as determined in accordance with
          Section 2.8(b), the Negotiable Purchase Note shall be amended, or further amended, and restated in the manner described in paragraph (i) or (ii) above, as applicable (and if applicable a further cash payment of principal and interest shall be made to give effect to such adjustment).

     2.9 Joint Venture Payments.

          (a) Stockholder's JV Entitlement. In addition to the NSI Merger Consideration, the Stockholder shall be paid the Stockholder JV Entitlement, defined and payable as set forth in this Section 2.9. The "Stockholder JV Entitlement" shall be equal to the lesser of:

               (i) the Joint Ventures' 2001 EBITDA multiplied by 3, and

               (ii) the aggregate Joint Ventures' Income during the Joint Venture Period.

          (b) Annual Entitlement. In respect of the Stockholder JV Entitlement, the Stockholder will be entitled to receive an annual payment (the "Annual JV Entitlement") as follows:

               (i) for calendar year 2002, Stockholder's Annual JV Entitlement shall equal to the lesser of: (A) $1,000,000, and (B) the Joint Ventures' Income for such calendar year;

               (ii) for calendar year 2003, Stockholder's Annual JV Entitlement shall be equal to the lesser of: (A) $2,000,000 minus the Annual JV Entitlement respecting calendar year 2002, and (B) the sum of (x) the Joint Ventures' Income for calendar year 2003 and (y) to the extent not theretofore paid pursuant to subsection (d)(ii) below, the excess of (q) the Joint Ventures' Income for calendar year 2002 over (r) $1,000,000 (such excess being the "2002 Carried Forward Amount"; and

               (iii) for calendar year 2004, Stockholder's Annual JV Entitlement shall equal to the lesser of: (A) $3,000,000 minus the aggregate Annual JV Entitlements for calendar years 2002 and 2003, and (B) the sum of (x) the Joint Ventures' Income for fiscal year 2004 and (y) to the extent not theretofore paid pursuant to subsection (d)(ii) below, the sum of (q) the extent to which the 2002 Carried Forward Amount was not paid pursuant to subsection (ii) above, and (r) the excess of (m) the Joint Ventures' Income for calendar year 2003 over (n) $1,000,000 (the amounts set forth in subsection (ii)(B)(y) above and this subsection (iii)(B)(r), to the extent not paid at any time, shall be referred to as the "Carried Forward JV Amounts").

          (c) Payment of the Stockholder Annual JV Entitlement.

               (i) The Annual JV Entitlement shall be paid in quarterly payments, subject to an annual reconciliation. Within forty five (45) days following the end of the first three calendar quarters of each year during the Joint Venture Period, NSI Surviving Corporation shall pay the Stockholder a quarterly payment (the "Quarterly Payment") in respect of the Annual JV Entitlement for such year, such payment to be based upon an estimate of the Joint Ventures' Income for such calendar quarter. Each such payment shall be accompanied by a statement setting forth in reasonable detail the basis for the calculation of such Quarterly Payment.

               (ii) Within 60 days following the end of each calendar year, NSI Surviving Corporation shall deliver to the Stockholder a statement of the Annual JV Entitlement for such calendar year, together with (x) a statement setting forth in reasonable detail the Joint Ventures' Income for such calendar year (the "JV Income Statement"), to be derived from the financial statements of the Joint Ventures and NSI Surviving Corporation, and (y) payment equal to the Annual JV Entitlement for such calendar year reduced by the aggregate payments made during the first three calendar quarters; provided that if the Annual JV Entitlement for such calendar year is less than the amount of the aggregate payments made during the first three calendar quarters, the Stockholder shall make payment of such shortfall to NSI Surviving Corporation. NSI Surviving Corporation shall permit the Stockholder and his designees reasonable access to its auditors and to the books and records of the Joint Ventures and NSI Surviving Corporation to the extent utilized in the preparation of the JV Income Statement and to all working papers relating to the JV Income Statement, and shall direct such accountants to respond to any inquiries of the Stockholder or such designees relating thereto. In the event the Stockholder has any dispute with respect to the JV Income Statement, he shall follow the procedures set forth in subparagraph (iii) below.

               (iii) If the Stockholder disagrees with any matter set forth in the JV Income Statement, he shall provide NSI Surviving Corporation with notice of such disagreement setting forth in reasonable detail the nature and basis of such disagreement and his view as to the correct amount of any Annual Entitlement (each such notice, a "Dispute Notice"). The Stockholder shall provide such Dispute Notice, if applicable, within twenty (20) days after delivery of the JV Income Statement; provided, that the foregoing twenty (20) day notice may be extended as the Stockholder may reasonably request if he or his designees have been denied the access described in subsection (ii) above. If the Stockholder does not deliver a Dispute Notice within such twenty (20) day (or extended) period, the Stockholder shall be deemed to have agreed with the matters set forth in the JV Income Statement. If the Stockholder timely provides a Dispute Notice to the Parent, then: (a) the representatives of NSI Surviving Corporation and the Stockholder ("Representatives") shall meet promptly and attempt in good faith to resolve any differences. If the Representatives cannot mutually resolve such disagreement within ten (10) days after the delivery of the Dispute Notice, such dispute promptly shall be submitted for resolution to a recognizable and reputable certified public accounting firm that is mutually acceptable to the Representatives. Such accounting firm promptly shall resolve the matters that are in disagreement among the Parties as set forth in the Dispute Notice in accordance with the terms of this Agreement, and promptly shall deliver its determination in writing to NSI Surviving Corporation and the Stockholder (the "Accountants' Determination"). The fees and expenses of such accounting firm in respect of each dispute shall be shared pro rata as between the Parent and the Stockholder on the basis of the percentage difference between such accounting firm's conclusion and the amount set forth in the JV Income Statement and the amount set forth in the Dispute Notice. The determination of such accounting firm shall be final and binding upon all of the Parties to this Agreement.

               (iv) In the event of a dispute respecting the amount of the Annual JV Entitlement pursuant to subsection (iii) above, if the JV Income Statement, as ultimately determined, is different than the statement issued by NSI Surviving Corporation pursuant to subsection
          (ii) above, the Stockholder, or NSI Surviving Corporation, as the case may be, shall make a payment to the other party, to account for any excess or shortfall, as the case may be, in the payments previously made pursuant to subsections (i) and (ii) above; such payment shall be made within five days following the final determination as aforesaid.

               (v) All payments of the Stockholder JV Entitlement paid to the Stockholder hereunder shall be made together with interest from the Effective Date until the date of such payment at the rate of 7% per annum, compounded annually. Any payment required to be made by the Stockholder pursuant to subsection (iv) above shall be made together with interest from the actual payment date(s) of the excess amount paid to the Stockholder until the date of such payment by the Stockholder, at the rate of 7% per annum, compounded annually.

               (vi) Each payment due the Stockholder (or, in case of payments that may be due from the Stockholder to NSI Surviving Corporation pursuant to subsection (iv) above, due NSI Surviving Corporation) shall be made by wire transfer of immediately available funds to such account designated by the Stockholder (or NSI Surviving Corporation, as the case may be).

          (d) Acceleration.

               (i) In the event Parent fails to make any payment pursuant to Sections (c)(i), (ii) or (iv) above, when and as such payment is due hereunder, and such failure to pay shall have continued for the later of (A) thirty (30) days from the due date thereof, or (B) ten (10) days following notice thereof from the Stockholder, NSI Surviving Corporation shall be obligated to pay, and the Stockholder will be entitled, in lieu of any other payment required pursuant to this
          Section 2.9, to immediate payment of (x) the Joint Ventures' 2001 EBITDA multiplied by 3, minus (y) the sum of all payments previously made in respect of the Stockholder JV Entitlement, (together with interest as aforesaid).

               (ii) In the event of a Change of Control, NSI Surviving Corporation shall be obligated to pay, and the Stockholder will be entitled to immediate payment of, any then outstanding Carried Forward JV Amounts.

          (e) Additional Payments. In the event the Joint Ventures' 2001 EBITDA is less than $750,000, within twenty (20) days after receipt of the JV Financial Statement, for each of the calendar years 2002, 2003 and 2004, Parent shall pay the Stockholder:

               (i) for calendar year 2002, 20% of the excess of (x) the Joint Ventures' Income for calendar year 2002 over (y) $1,500,000;

               (ii) for calendar year 2003, 20% of the excess of (x) the Joint Ventures' Income for fiscal year 2003 over (y) $2,000,000; and

               (iii) for calendar year 2004, 20% of the excess of (x) the Joint Ventures' Income for calendar year 2004 over (y) $2,500,000.

          (f) Operation of Joint Ventures.

               (i) NSI Surviving Corporation shall, during the Joint Venture Period, operate the Joint Ventures in a commercially reasonable manner consistent with the industry practice and shall use their commercially reasonable efforts to exploit each of the Joint Venture Projects; provided, that NSI Surviving Corporation shall have no obligation to pursue any Joint Venture Unprofitable Project.

               (ii) NSI Surviving Corporation may cause (or permit) any Joint Venture to use an Affiliate of the Parent or the NSI Surviving Corporation as a membership club for any Joint Venture Project, but only if the terms thereof are no less favorable than those that would be available to such Joint Venture from unrelated third parties.

     2.10 Tax Treatment. It is the intention of each Party that the NSI Merger shall qualify as a tax-free reorganization as described in Recital F.

3. Representations and Warranties of NSI and the Stockholder. NSI and the Stockholder hereby, jointly and severally, represent and warrant to Parent and NSI Merger Sub as follows:

     3.1 Organization and Qualification; Absence of Subsidiaries. NSI is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on the Business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect. NSI is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Except for its interest in the Joint Ventures, NSI does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2 Articles of Incorporation and By-laws. NSI has heretofore made available to Parent a complete and correct copy of its Articles of Incorporation and By-laws as amended to date (the "NSI Charter Documents"). Such NSI Charter Documents are in full force and effect. NSI is not in violation of any of the provisions of its Articles of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

     3.3 Capitalization. The authorized capital stock of NSI consists solely of 20,000 shares of NSI Common Stock, 100 shares of which are issued and outstanding, all of which are validly issued, fully paid, and nonassessable. Except as set forth on Section 3.3 of the NSI Disclosure Schedule, there are no options, warrants, or other rights, agreements, arrangements or commitments of any character binding on NSI relating to the issued or unissued capital stock of NSI or obligating NSI to issue or sell any shares of capital stock of, or other equity interests in, NSI. There are no obligations, contingent or otherwise, of NSI to repurchase, redeem, or otherwise acquire any shares of NSI Common Stock.

     3.4 Ownership of NSI Common Stock; Voting. Except as set forth in Section
3.4 of the NSI Disclosure Schedule, the Stockholder is the sole holder of record of and has good and valid title to all issued and outstanding shares of NSI Common Stock, free and clear of all Liens. Except as set forth in Section 3.4 of the NSI Disclosure Schedule, there are no agreements or understandings in effect with the Stockholder or with any other person with respect to the voting, transfer, disposition or registration under the Securities Act of 1933, as amended, of any shares of NSI Common Stock.

     3.5 Authorization; Binding Agreement. NSI has all necessary corporate power and authority, and the Stockholder has the legal capacity, to execute and deliver this Agreement and to perform its and his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by NSI and the consummation by NSI of the transactions contemplated hereby (including the NSI Merger) have been duly and validly authorized by all necessary corporate action, including stockholder approval, and no other corporate proceedings on the part of NSI are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing of the appropriate documents with respect to the NSI Merger in accordance with the BCL and the Delaware General Corporation Law (the "DGCL"). As of the date hereof, the Board of Directors of NSI has determined that it is advisable and in the best interest of the Stockholder for NSI to enter into this Agreement and to consummate the NSI Merger upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by NSI and the Stockholder and, assuming the due authorization, execution and delivery hereof by Parent and NSI Merger Sub, constitutes a legal, valid and binding obligation of NSI and the Stockholder, enforceable against NSI and the Stockholder in accordance with its terms.

     3.6 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.6(a) of the NSI Disclosure Schedule, the execution and delivery of this Agreement by NSI does not, and the performance of this Agreement by NSI will not, (i) conflict with or violate the Articles of Incorporation or By-laws of NSI, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to NSI or by which its or properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair NSI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on (including a right to purchase) any of the properties or assets of NSI pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NSI is a party or by which NSI or its properties is bound or affected, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (b) Except as set forth in Section 3.6(b) of the NSI Disclosure Schedule, the execution and delivery of this Agreement by NSI does not, and the performance of this Agreement by NSI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each, a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act and state securities laws ("Blue Sky Laws") and the filing and recordation of appropriate merger or other documents as required by the BCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the NSI

     Merger, or otherwise prevent or materially delay NSI from performing its material obligations under this Agreement, or would not otherwise reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (iii) as to which any necessary consents, approvals, authorizations, permits, filings or notifications have heretofore been obtained or filed, as the case may be, by NSI; provided, however, that no representation or warranty is made under this Section 3.6(b) as to the requirement to make any filing pursuant to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act, as amended, and the rules and regulations thereunder (the "HSR Act").

          (c) The "acquired person" (as defined in the HSR Act) that includes NSI with respect to the transactions contemplated under the Merger Agreement does not have total assets or annual net sales of $100,000,000 as determined in accordance with the HSR Act.

     3.7 Compliance; Permits.

          (a) Except as disclosed in Section 3.7(a) of the NSI Disclosure Schedule, NSI is not in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to NSI or by which its properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NSI is a party or by which NSI or its respective properties is bound or affected.

          (b) Except as disclosed in Section 3.7(b) of the NSI Disclosure Schedule, NSI holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the Business as it is now being conducted (collectively, the "NSI Permits"). NSI is in compliance with the terms of NSI Permits.

     3.8 Financial Statements. NSI has heretofore delivered to Parent complete and correct copies of the following financial statements (collectively, the "Financial Statements"), all of which have been prepared from the books and records of NSI and, to NSI's knowledge, the Financial Statements fairly present in all material respects the financial condition of NSI as at their respective dates and the results of NSI's operations for the periods covered thereby: (x) an audited balance sheet at December 31, 1999 and audited statements of income, cash flow and shareholders' equity of NSI for the fiscal year then ended; (y) an audited balance sheet at December 31, 2000 (the "Last Audited Balance Sheet") and audited statements of income, cash flow and shareholders' equity of NSI for the fiscal year then ended; and (z) an unaudited balance sheet (the "Interim Balance Sheet") of NSI as at September 30, 2001 (the "Interim Balance Sheet Date") and statements of income and cash flow for the nine months then ended. To the knowledge of NSI and the Stockholder, and except as disclosed in Section 3.8 of the NSI Disclosure Schedule:

          (a) No such statements of income contain any items of special or nonrecurring revenue or income or any revenue or income generated other than in connection with the

     Business or other than in the ordinary course of business, except as expressly specified therein;

          (b) Except as and to the extent reflected or reserved against on Last Audited Balance Sheet or the Interim Balance Sheet or specifically set forth on Section 3.8(b) of the NSI Disclosure Schedule and except for liabilities incurred since the Interim Balance Sheet Date in the ordinary course of NSI's business, NSI does not have any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of the type required to be included on a balance sheet prepared in accordance with GAAP. Section 3.8(b) of the NSI Disclosure Schedule lists, for each item identified, the lender or other obligee and, in the case of guarantees and other contingent liabilities, the beneficiary of such obligations;

          (c) All receivables of NSI (including accounts receivable, loans receivable and advances that are reflected in the Interim Balance Sheet, and all such receivables that arose or arise thereafter and on or prior to the Effective Time), have arisen or will have arisen only from bona fide transactions in the ordinary course of business and shall be fully collectible at the aggregate recorded amounts thereof (except to the extent of appropriate reserves established in accordance with GAAP and the Accounting Protocol) and are not and will not be subject to defense, counterclaim, or offset; and

          (d) All items of supplies and other consumables reflected on the Interim Balance Sheet, and all such items of supplies and other consumables that are acquired thereafter and prior to the Effective Time, are or will be useable in the ordinary course of business. NSI has and will through the Effective Time maintain a sufficient but not an excessive quantity of each type of such supplies and other consumables in order to meet the normal requirements of its business and operations.

     3.9 Absence of Certain Changes or Events. Except as set forth in Section
3.9 of the NSI Disclosure Schedule, since December 31, 2000, NSI has conducted its business in the ordinary course and NSI has not:

          (a) amended or otherwise modified its Articles of Incorporation or By-Laws;

          (b) made any material change in its accounting methods, principles, or practices (other than changes required by GAAP after the date of this Agreement);

          (c) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business and consistent with prior practice;

          (d) subjected to any Lien (other than Permitted Liens) or other restriction any of its properties, business or assets;

          (e) discharged or satisfied any Lien, discharged, satisfied or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Interim Balance Sheet and current liabilities incurred since December 31, 2000 in the ordinary course of business and consistent with prior practice (in each case other than for the benefit of any Affiliate);

          (f) sold, transferred, leased to others or otherwise disposed of any properties or assets or purchased, leased from others or otherwise acquired any properties or assets except in the ordinary course of business;

          (g) cancelled or compromised any debt or claim or waived or released any right of substantial value;

          (h) terminated or received any notice of termination of any contract, lease, license, or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance), or otherwise become aware of any event that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect;

          (i) had any material change in its relations with its employees or agents or any material customer or supplier or terminated services to any customer other than in the ordinary course of business consistent with past practice;

          (j) transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license, patent, copyright, trademark, trade name, service mark, brand mark, brand name, invention or similar rights or with respect to any know-how, or modified any existing rights with respect thereto;

          (k) made any change in the rate of compensation, commission, bonus, or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, or severance or vacation pay, to any shareholder, director, officer, employee, distributor, or agent of NSI except in the ordinary course of business (and except with respect to the Stockholder and the Permitted Transferees) consistent with prior practice and not in contemplation of the transactions contemplated by this Agreement;

          (l) made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any employee benefit plan;

          (m) engaged in any transaction with any shareholder, director, officer, employee, salesman, distributor or agent of NSI, other than (i) normal compensation and other fees earned in their capacity as such in accordance with past practice, (ii) transactions in the ordinary course of business not involving an expenditure in excess of an aggregate of $1,000 per individual, (iii) transactions in accordance with the provisions of Contracts or made any loans or advances to any director, officer, employee, salesman, distributor or agent other than travel and entertainment advances in the ordinary course of business consistent with prior practice, and (iv) transactions with the Stockholder and the

     Permitted Transferees expressly contemplated by this Agreement and the PCM Merger Agreement;

          (n) made any capital expenditures or capital additions or betterments in excess of $20,000 in any individual case, or in excess of $100,000 in the aggregate;

          (o) lost the employment services of any key employees of NSI;

          (p) made any loan or advance to any person other than travel and other similar routine advances in the ordinary course of business consistent with past practice, or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

          (q) changed its banking or safe deposit arrangements;

          (r) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to NSI or its properties or assets;

          (s) failed to replenish its consumables, supplies or inventory in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, receivables collection, advertising or personnel practices;

          (t) entered into any transaction, contract or commitment other than in the ordinary course of business consistent with its prior practice;

          (u) made any new elections or changed any current elections with respect to Taxes or compromised any United States federal, state, local or non United States Tax liability;

          (v) changed any accounting practices or principles utilized in the preparation of the Financial Statements, including, without limitation, any changes or modifications relating to the general ledger accounts of NSI, as presently maintained;

          (w) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

          (x) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (w) above.

For purposes of this Section 3.9, no action by NSI involving, or for the direct or indirect benefit of any Affiliate other than PCM shall be considered an action in the ordinary course of business.

     3.10 Insolvency. NSI is not insolvent, and as of the Effective Time NSI will not, by virtue of consummation of the transactions contemplated by this Agreement or otherwise, be or be rendered insolvent, as such term is defined under bankruptcy law (including Title 11 of the United States Code) or the fraudulent conveyances statutes or laws of any of the jurisdictions in which NSI does business or in which any of its assets are located.

     3.11 Absence of Litigation. Except as set forth in Section 3.11 of the NSI Disclosure Schedule or arising out of transactions contemplated by this Agreement, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of NSI, overtly threatened against NSI, or any properties or rights of NSI, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

     3.12 Properties.

          (a) Section 3.12(a) of the NSI Disclosure Schedule contains a complete and correct list of all real property owned, leased or licensed by NSI, together with a copy of each lease, sublease, license or any other instrument under which NSI claims or holds such leasehold or other interest or the right to the use thereof or pursuant to which NSI has assigned, sublet or granted any rights therein.

          (b) Except as set forth in Section 3.12(b) of the NSI Disclosure Schedule, the material personal property owned or leased by NSI or used in its business, taken in the aggregate, is in good operating condition and repair, normal wear and tear excepted, and is suitable for the purpose for which it is utilized, and there does not exist any condition that materially interferes with the economic value or use of such personal property.

     3.13 Contracts, etc.

          (a) Set forth on Section 3.13(a) of the NSI Disclosure Schedule is a complete and correct list of each of the following written or oral contracts, agreements, Government Licenses and other instruments or documents to which NSI is a party or by which NSI or its properties or assets are bound:

               (i) each service or other similar type of agreement under which services are provided by any other person to NSI calling for payments in excess of $10,000 per year (except for agreements having a term of less than 12 months or cancelable without penalty on less than 60 days notice);

               (ii) each agreement that restricts the operation of the business of NSI as presently conducted and each agreement that restricts the ability of NSI to retain agents or distributors or to solicit customers or employees;

               (iii) each agreement with an Affiliate;

               (iv) each lease (as lessor, lessee, sublessor or sublessee) of any real property;

               (v) each lease (as lessor, lessee, sublessor or sublessee) of any tangible personal property or assets (except for leases calling for payments of less than

          $10,000 per year or having a term of less than 12 months or cancelable without penalty on less than 60 days notice);

               (vi) each agreement under which services are provided by NSI to any material customer calling for payments in excess of $10,000 per year (except for agreements having a term of less than 12 months or cancelable without penalty on less than 60 days notice);

               (vii) each written agreement for the purchase of supplies or products which calls for performance by NSI over a period of more than 90 days or with respect to which there exists an aggregate future liability of NSI in excess of $20,000 (except for agreements cancelable without penalty on less than 90 days notice);

               (viii) each agreement under which any money has been or may be borrowed or loaned or any note, bond, indenture or other evidence of indebtedness has been issued or assumed (other than those under which there remain no ongoing obligations of NSI), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any person (other than endorsements for the purpose of collection in the ordinary course of business);

               (ix) each mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract or capital lease;

               (x) each partnership, joint venture or similar agreement;

               (xi) each agreement of which NSI has knowledge that restricts the competitive activities of NSI's employees;

               (xii) each agreement to make unpaid capital expenditures in excess of $20,000; and

               (xiii) each other agreement having an indefinite term or a term of more than one (1) year (other than those that are terminable at will or upon not more than 30 days' notice by NSI without penalty) or requiring payments by NSI of more than $10,000 per year.

          (b) A complete and correct copy of each written agreement, lease, license, mortgage, deed of trust, instrument, contract or other type of document and descriptions of the material terms of each oral agreement, license, contract, or other type of document required to be disclosed pursuant to Section 3.13(a) has been delivered to Parent.

          (c) Each agreement, lease, license, mortgage, deed of trust, instrument, contract or other type of document required to be disclosed pursuant to Sections 3.12(a), 3.13(a), 3.16(b), or 3.22(e) to which NSI is a party or by which NSI or its properties or assets are bound (collectively, the "Contracts") is valid, binding, and in full force and effect, is enforceable by NSI in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, and will be enforceable in accordance with its terms by the NSI Surviving Corporation after the Effective Time. NSI is not (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts, and, to the knowledge of NSI, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any of the Contracts. For the purposes of this Section 3.13(c), the terms "material breach" and "material default" include any breach or default which would give the other party to a Contract the right to terminate such Contract (including the right to terminate following notice and the opportunity to cure).

     3.14 Dealings with Officers, Directors, and Affiliates; Etc. Except as set forth in Section 3.14 of the NSI Disclosure Schedule, (a) no Affiliate has any interest in any property or assets (whether real or personal, tangible or intangible) owned or leased by NSI or otherwise utilized by NSI in the conduct of its business; (b) has any direct or indirect interest of any nature whatever in any person that competes with, conducts any business similar to, has any present (or contemplated) arrangement or agreement (including, without limitation, arrangements regarding the shared use of personnel or facilities) with (whether as a customer or supplier or otherwise), or is involved in any way with, NSI; (c) NSI owes no amount to any Affiliate; and (d) no Affiliate owes any amount to NSI.

     3.15 Bank Accounts and Powers of Attorney. Set forth in Section 3.15 of the NSI Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank or other financial institution in which NSI has an account, the number of any such account and the names of all persons authorized to draw thereon, identifying each such account to which any customer of NSI has been directed to make payment, including "lockbox" accounts and (b) the names of all persons, if any, holding powers of attorney from NSI and a summary statement of the terms thereof.

     3.16 Employees.

          (a) Except as set forth in Section 3.16 of the NSI Disclosure Schedule hereto:

               (i) To the knowledge of NSI, no employee, distributor, or sales agent of NSI on the date hereof intends to terminate its relationship with NSI or does not intend to continue such relationship with NSI after the Effective Time.

               (ii) NSI is in compliance with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, collective bargaining, immigration, disability, civil rights, safety and health, workers' compensation and pay equity, or otherwise relating to the terms and conditions of employment, including, but not limited to, any obligation to engage in affirmative action, all laws relating to employee compensation matters, and NSI has filed all appropriate forms (including Immigration and Naturalization Service Form I-9) required by any relevant governmental authority.

               (iii) No collective bargaining agreement with respect to the business of NSI is currently in effect or being negotiated. NSI has no obligation to negotiate any such collective bargaining agreement, and NSI has no knowledge that the employees of NSI desire to be covered by a collective bargaining agreement.

               (iv) There are no strikes, slowdowns or work stoppages pending or, to the knowledge of NSI, threatened with respect to the employees of NSI, nor has any such strike, slowdown or work stoppage occurred or, to the knowledge of NSI, been threatened. There is no representation claim or petition pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of NSI, no question concerning representation has been raised or threatened respecting the employees of NSI.

               (v) To NSI's knowledge, there are no complaints or charges against NSI pending before the National Labor Relations Board or any state or local labor agency and, to the knowledge of NSI, no person has threatened to file any complaint or charge against NSI with any such board or agency.

               (vi) To the knowledge of NSI, no charges with respect to or relating to the business of NSI or any Affiliate are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices.

               (vii) Neither NSI nor any Affiliate has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of NSI, and, to the knowledge of NSI, no such investigation is in progress.

               (viii) Section 3.16(a)(viii) of the NSI Disclosure Schedule accurately sets forth all unpaid severance which, as of the date of this Agreement, is due or claimed in writing to be due from NSI to any person whose employment with NSI was terminated.

               (ix) Schedule 3.16(a)(ix) accurately sets forth a salary review schedule listing as of September 30, 2001 the name, annual base salary or annualized wages and a brief job description of each employee of NSI. No such employee renders services for the benefit of any Affiliate. No employee of any Affiliate renders services to NSI.

          (b) Section 3.16(b) of the NSI Disclosure Schedule contains (i) a complete and correct list of all written or oral employment, management, consulting or other agreements with any persons employed or retained by NSI (including independent consultants and commission agents); (ii) the names of all employees or former employees of NSI who are receiving or are entitled to receive at any time continuing payments of any kind after termination of employment, together with the annual amounts payable to each of such employees and the duration of such payments; (iii) all officers of NSI who have executed a non-competition agreement with NSI; and (iv) all plans, programs, agreements and other arrangements of NSI respecting its employees that contain change of control provisions. Complete and correct copies of all written documents and descriptions of the material terms and conditions of oral agreements required to be disclosed under this Section 3.16(b) have been delivered to Parent.

     3.17 Employee Benefit Plans.

          (a) Section 3.17(a) of the NSI Disclosure Schedule sets forth all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), all medical, disability, life insurance and other "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), and all other employee benefit plans, programs or arrangements, including, without limitation, any bonus, stock option, stock purchase or other equity-based compensation arrangements, incentive, deferred compensation, supplemental retirement, severance, disability, vacation, cafeteria and other similar employee benefit plans, policies, programs, agreements or arrangements (whether written or otherwise), including those which contain change of control provisions or pending change of control provisions, in any case that (i) are maintained or contributed to (or to which there was an obligation to contribute) by NSI, or (ii) were formerly maintained or contributed to (or to which there was an obligation to contribute), by either NSI or any subsidiary, as well each plan with respect to which NSI, a subsidiary or any other entity (whether or not incorporated), which is a member of a controlled group including NSI or which is under common control with NSI within the meaning of Section 414(b), (c) or (m) of the Code (a "NSI ERISA Affiliate"), if NSI or any NSI ERISA Affiliate has or could have any liability with respect to any such plan, whether direct or indirect or actual or contingent (including, without limitation, any liability arising out of an indemnification, guarantee, hold harmless or similar agreement) ("NSI Employee Plans").

          (b) NSI has made available to Parent, prior to the date of this Agreement, copies of (i) each such written NSI Employee Plan (or a written description of any NSI Employee Plan which is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each NSI Employee Plan required to make such a filing, (iii) the latest reports which have been filed with the Department of Labor with respect to each NSI Employee Plan required to make such filing and (iv) the most recent favorable determination letters issued for each NSI Employee Plan and related trust which is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination).

          (c) None of the NSI Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (except as necessary to comply with Section 4980B of the Code ("COBRA")).

          (d) (i) No party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any NSI Employee Plan which could subject NSI or any NSI ERISA Affiliate, directly or indirectly, to a tax, penalty, or other liability for prohibited transactions under ERISA or Section 4975 of the Code; (ii) no fiduciary (as defined in Section 3(21) of ERISA) with respect to any NSI Employee Plan, or for whose conduct NSI could have any liability (by reason of indemnities or otherwise), has breached any of the responsibilities or obligations imposed upon the fiduciary under Title I of ERISA; and (iii) no fiduciary of any NSI Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to result in any liability to NSI or any NSI ERISA Affiliate.

          (e) (i) All NSI Employee Plans have been established and maintained substantially in accordance with their terms and have operated in compliance with the requirements of applicable law (including but not limited to the applicable notification and other requirements of COBRA, the Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998), and may by their terms be amended and/or terminated at any time to the greatest extent permitted by applicable law, and NSI has performed all obligations required to be performed by it under, is not in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the NSI Employee Plans; (ii) each NSI Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and, to NSI's knowledge, nothing has occurred which may reasonably be expected to impair such determination; and
     (iii) all contributions required to be made with respect to any NSI Employee Plan have been made on or before their due dates (including any extensions thereof) and all such amounts accrued but not yet paid have been properly recorded in the books of NSI and reflected in the financial books of NSI.

          (f) (i) Other than routine claims for benefits made in the ordinary course of the operation of the NSI Employee Plans, there are no pending, nor to NSI's knowledge any threatened, claims, investigations or causes of action with respect to any NSI Employee Plan, whether made by a participant or beneficiary of such a plan, a governmental agency or otherwise, against NSI, any NSI director, officer or employee, any NSI Employee Plan or any fiduciary of a NSI Employee Plan; and (ii) there are no communications to any employee, former employee or any other person who may be entitled to benefits under any NSI Employee Plan that are inconsistent with any provision of any NSI Employee Plan.

          (g) No NSI Employee Plan is or ever was subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA and no NSI Employee Plan is or ever was a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as defined in Section 3(40) of ERISA. With respect to any NSI Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred nor would the consummation of the transactions contemplated hereby (including the execution of this Agreement) constitute a reportable event for which the 30-day requirement has not been waived. Neither NSI nor any NSI ERISA Affiliate has incurred or reasonably expects to incur and no facts or conditions exist as a result of which NSI or a NSI ERISA Affiliate could incur any liability under Title IV of ERISA including, without limitation, with respect to an event described in Section 4201, 4204 or 4212 of ERISA (or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which NSI or a NSI ERISA Affiliate has agreed or is required to indemnify any person against such liability). The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such NSI Employee Plan, and no such plan has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, and no extensions of any amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA been applied for with respect thereto. With respect to each multiemployer plan, Section 3.17(g) of the Disclosure Schedule specifies the "withdrawal liability" within the meaning of Section 4201 of ERISA that NSI or a NSI ERISA Affiliate would have incurred had NSI or such NSI ERISA Affiliate effected a "complete withdrawal" (within the meaning of Section 4203 of ERISA) as of a recent date specified in Section 3.17(g) of the Disclosure Schedule.

          (h) NSI has never maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other NSI Employee Plan that invests in NSI stock.

          (i) Since December 31, 1999, NSI has not proposed nor agreed to any increase in benefits under any NSI Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the benefits under or the expense of maintaining any NSI Employee Plan.

          (j) NSI has no current liability based upon, arising out of or relating to the classification of any individual as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee, and no facts exist as a result of which NSI could have any such liability.

          (k) The consummation of the transactions contemplated hereby, either alone or in combination with another event, will not result in (i) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due to any director, officer, employee or consultant of NSI, (ii) any increase in the amount of compensation or benefits payable in respect of any director, officer, employee or consultant of NSI, (iii) any acceleration of the vesting or timing of payment of any benefits or compensation payable in respect of any director, officer, employee or consultant of NSI or (iv) any "parachute payment" within the meaning of Section 280G of the Code in respect of any director, officer, employee or consultant of NSI. No NSI Employee Plan provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of NSI.

     3.18 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 3.18 of the NSI Disclosure Schedule, to NSI's knowledge, there is no agreement, judgment, injunction, order or decree binding upon NSI which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by NSI as currently conducted by NSI, except for any prohibition or impairment as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     3.19 Title to Property. Except as set forth in Section 3.19 of the NSI Disclosure Schedule, NSI has good title to all of its real properties and other assets, free and clear of all liens, charges and encumbrances, except for Permitted Liens and liens for taxes not yet due and payable and Liens which secure indebtedness reflected in the Interim Balance Sheet; and, all leases pursuant to which NSI leases from others amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the best knowledge of NSI, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

     3.20 Taxes.

          (a) NSI has timely and accurately filed, or caused to be timely and accurately filed, in all material respects, all Tax Returns (as hereinafter defined) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, in all material respects, all amounts of Taxes (as hereinafter defined) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Interim Balance Sheet have been established or which are being contested in good faith. NSI has made or will make provision for all Taxes payable by it with respect to any pre-Effective Date period which have not been paid prior to the Effective Date. Except as set forth in Section 3.20 of NSI Disclosure Schedule, there are no claims or assessments pending against NSI for any alleged deficiency in any Tax, there are no pending or, to NSI's knowledge, threatened audits or investigations for or relating to any liability in respect of any Taxes, and NSI has not been notified in writing of any proposed Tax claims or assessments against NSI (other than in each case, claims or assessments for which adequate reserves in the Interim Balance Sheet have been established or which are being contested in good faith or are immaterial in amount). NSI has not executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. NSI has not been audited by the IRS for any taxable year. There are no outstanding requests by NSI for any extension of time within which to file any Tax Return or within which to pay any amount of Taxes shown to be due on any Tax Return. There are no liens for Taxes on the assets of NSI except for statutory liens for current Taxes not yet due and payable. Except as set forth in Section 3.20(a) of NSI Disclosure Schedule, (i) NSI is not liable for Taxes of any other person, is not currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements to indemnify lenders or security holders in respect of taxes other than income taxes), and is not a party to any tax sharing agreement or any other agreement providing for payments by NSI with respect to Taxes; (ii) NSI has never been a member of an affiliated group within the meaning of Section 1504 of the Code or filed or been included in a combined, consolidated or unitary Tax Return; (iii) NSI has not entered into any sale leaseback or any leveraged lease transaction; (iv) NSI will not be required to include any adjustment in taxable income for any period ending after the Effective Date under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting or otherwise; (v) except with respect to the Joint Ventures, NSI is not a party to any joint venture, partnership or other arrangement or contract which is or is reasonably likely to be treated as a partnership for federal income tax purposes; (vi) none of NSI's property is treated as owned by another person for federal income tax purposes or as "tax exempt use property" within the meaning of Section 168 of the Code; (vii) there are no private letter rulings in respect of any Tax pending between NSI and any taxing authority; (viii) NSI is not a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; (ix) NSI has qualified for and properly elected S Corporation Status within the meaning of Section 1361(a)(1) of the Code (and any corresponding provisions of applicable state law) since June 1, 1991, for federal and applicable state income tax purposes and shall maintain such S Corporation Status until the Effective Time; (x) NSI is not liable with respect to any indebtedness the interest of which is not deductible for applicable federal, foreign, state or local income tax purposes; (xi) NSI is not a "consenting corporation" under Section 341(f) of the Code or any corresponding provision of state, local or foreign law; and (xii) NSI is not, and has not been a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (b) For purposes of this Agreement, the term "Tax" shall mean any United States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest, penalty, additions to tax, and additional amounts imposed with respect thereto. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     3.21 Environmental Matters.

          (a) Except as set forth in Section 3.21(a) to the Disclosure Schedule, the operations of NSI are in compliance with applicable Environmental Laws (as hereinafter defined), which compliance includes the possession by NSI of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.

          (b) Except as set forth in Section 3.21(b) of the NSI Disclosure Schedule, there are no Environmental Claims (as hereinafter defined), including claims based on "arranger liability," pending or, to the knowledge of NSI, threatened in writing against NSI or against any person or entity whose liability for any Environmental Claim NSI has retained or assumed.

          (c) Except as set forth on Section 3.21(c) of the NSI Disclosure Schedule, there are no past or present actions, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern (as hereinafter defined), that are reasonably likely to form the basis of any Environmental Claim against NSI or against any person or entity whose liability for any Environmental Claim NSI has retained or assumed.

          (d) Except as set forth in Section 3.21(d) of the NSI Disclosure Schedule, there are no off-site locations where NSI has stored, disposed or arranged for the disposal of Materials of Environmental Concern which have been listed on the National Priority List, or any analogous state site list, and NSI has not been notified that it is a potentially responsible party at any such location.

          (e) For purposes of this Agreement:

               (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by NSI.

               (ii) "Environmental Laws" means all United States federal, state, local and non-United States laws, regulations, codes and ordinances, relating to pollution or protection of human health and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including but not limited to CERCLA, RCRA, TSCA, OSHA, the Clean Air Act, the Clean Water Act, each as amended or supplemented, and any applicable transfer statutes or laws.

               (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products, asbestos-containing materials, polychlorinated biphenyls, and any other chemicals, pollutants or substances regulated under any Environmental Law.

     3.22 Intellectual Property.

          (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, and registrations and applications therefor, trade names, common law marks, know-how, trade secrets, computer software programs and proprietary information. As used herein, "NSI Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by NSI.

          (b) Except as set forth in Section 3.22(b) of the NSI Disclosure Schedule, NSI owns, or is licensed or otherwise possesses legally enforceable rights to use all

     Intellectual Property Assets that are used in the business of NSI as currently conducted, without conflict with the rights of others.

          (c) Except as disclosed in Section 3.22(c) of the NSI Disclosure Schedule, no claims (i) are currently pending or, to the knowledge of NSI, are threatened by any person with respect to NSI Intellectual Property Assets, or (ii) are currently pending or, to the knowledge of NSI, threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through NSI.

          (d) Except as disclosed in Section 3.22(d) of the NSI Disclosure Schedule, NSI does not know of any valid grounds for any bona fide claim to the effect that the manufacture, sale, licensing or use of any product now used, sold or licensed or proposed for use, sale, license by NSI infringes on any Third Party Intellectual Property Assets.

          (e) Section 3.22(e) of the NSI Disclosure Schedule sets forth a list of (i) all patents and patent applications owned by NSI worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications, common law trademarks, trade dress and slogans, and all trade names owned by NSI worldwide; (iii) all copyright registrations and copyright applications owned by NSI worldwide; and (iv) all licenses owned by NSI in which NSI is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 3.22(e) of the NSI Disclosure Schedule; or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights except for any licenses of software programs that are commercially available "off the shelf." NSI has heretofore made available to Parent complete and correct copies of all agreements required to be disclosed pursuant to the preceding clause (iv). Except as disclosed in Section 3.22(e)(v) of the NSI Disclosure Schedule, NSI has made all necessary filings and recordations to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications and licenses set forth in Section 3.22(e) of the NSI Disclosure Schedule.

          (f) Except as set forth in Section 3.22(e)(v) or 3.22(f) of the NSI Disclosure Schedule: (i) each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of NSI is valid and subsisting and (ii) each license of NSI Intellectual Property Assets listed on Section 3.22(e) of the NSI Disclosure Schedule is valid, subsisting and enforceable.

          (g) Except as set forth in Section 3.22(g) of the NSI Disclosure Schedule, there is no unauthorized use, infringement or misappropriation of any of NSI's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of NSI.

     3.23 Insurance. Except as disclosed in Section 3.23 of the NSI Disclosure Schedule, all fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies maintained by NSI are with reputable insurance carriers, provide coverage appropriate in character and amount for the businesses of NSI and its properties and assets.

     3.24 Brokers, etc. None of the Stockholder, NSI, and its officers or directors has employed any broker, finder, or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

4. Representations and Warranties of Parent and NSI Merger Sub. NSI Merger Sub and Parent hereby jointly and severally represent and warrant to NSI and the Stockholder as follows:

     4.1 Organization and Good Standing. Each of Parent and NSI Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     4.2 Articles of Incorporation and By-laws. Parent has heretofore made available to NSI a complete and correct copy of its Certificate of Incorporation and By-laws as amended to date (the "Parent Charter Documents"). Such Parent Charter Documents are in full force and effect. Parent is not in violation of any of the provisions of its Articles of Incorporation or By-laws or equivalent organizational documents, except for violations of the documents which do not and are not reasonably likely to materially interfere with the operations of such entity.

     4.3 Capitalization. As of the date hereof, the authorized capital stock of Parent consists of 40,000,000 shares of Common Stock, par value $.001 per share ("Parent Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). As of December 17, 2001, 12,482,056 shares of Parent Common Stock, all of which are validly issued, fully paid and non-assessable, and no shares of Preferred Stock were issued and outstanding; as of December 17, 2001, warrants to purchase 2,176,430 shares of Parent Common Stock were outstanding or approved for issuance by Parent's Board of Directors; and as of December 17, 2001, 1,839,400 shares of Parent Common Stock were reserved for issuance upon exercise of stock options issued under Parent's stock option plans. No material change in such capitalization has occurred since such dates, respectively, other than as a result of the exercise of options or warrants outstanding as of such dates. Except as set forth in Section 4.3 of the Parent Disclosure Schedule or the SEC Reports or as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on Parent or any of its subsidiaries relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors' qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever. The authorized capital stock of NSI Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are duly authorized, and of which 100 shares are issued. All such issued shares are validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of the outstanding shares of which are owned by Parent.

     4.4 Authorization; Binding Agreement. Each of Parent and NSI Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by NSI Merger Sub and Parent of the transactions contemplated hereby, have been duly and validly authorized by the Boards of Directors of NSI Merger Sub and Parent, and no other corporate proceedings on the part of NSI Merger Sub or Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NSI Merger Sub and Parent and, assuming due authorization, execution, and delivery by NSI and the Stockholder, constitute the legal, valid and binding obligations of NSI Merger Sub and Parent, enforceable against NSI Merger Sub and Parent in accordance with its terms.

     4.5 Governmental Approvals. No Consent from or with any Governmental Authority on the part of NSI Merger Sub or Parent is required in connection with the execution or delivery by NSI Merger Sub and Parent of this Agreement or the consummation by NSI Merger Sub and Parent of the transactions contemplated hereby other than such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the NSI Merger or the transactions contemplated by this Agreement, and the filing and recordation of appropriate merger or other documents as required by the BCL; provided, however, that no representation or warranty is made under this Section 4.5 as to the requirement to make any filing pursuant to the pre-merger notification requirements of the HSR Act.

     4.6 No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and compliance by NSI Merger Sub and Parent with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws or other governing instruments of NSI Merger Sub and Parent, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which NSI Merger Sub or Parent is a party or by which NSI Merger Sub or Parent or any of their respective assets or properties are subject, (iii) result in the creation or imposition of any material lien or encumbrance of any kind upon any of the assets of NSI Merger Sub or Parent, [other than liens or encumbrances granted in connection with the proposed financing of the transactions contemplated hereby and by PCM Merger Agreement and the concurrent refinancing of existing senior debt of Parent and its subsidiaries], or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5, violate any Law to which NSI Merger Sub or Parent or their respective assets or properties are subject, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the transactions contemplated hereunder, or otherwise materially and adversely affect the ability of NSI Merger Sub or Parent to perform their respective obligations under this Agreement.

     4.7 Brokers, etc. None of NSI Merger Sub, Parent or their respective officers or directors has employed any broker, finder, or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the transactions contemplated hereby.

     4.8 Insolvency. Neither NSI Merger Sub nor Parent is insolvent, and as of the Effective Date neither NSI Merger Sub nor Parent will, by virtue of consummation of the transactions contemplated by this Agreement or otherwise, be or be rendered insolvent, as such term is defined under bankruptcy law (including Title 11 of the United States Code) or the fraudulent conveyances statutes or laws of any of the jurisdictions in which NSI Merger Sub or Parent does business or in which either of their respective assets are located.

     4.9 Restriction on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon NSI Merger Sub or Parent that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of the Business following the Effective Date.

     4.10 SEC Filings; Financial Statements.

          (a) Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 2000 through the date of this Agreement (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the SEC Reports), and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

          (c) Except as set forth on Section 4.10(c) of the Parent Disclosure Schedule (and any supplements thereto), since the date of the financial statements contained in the last SEC Report filed by Parent there has been no event or occurrence relating to Parent or any of its subsidiaries which, in the reasonable judgment of Parent will be required to be disclosed in an SEC Report or which would have a Material Adverse Effect on Parent and which has not been disclosed to NSI and the Stockholder either in a Schedule to this Agreement (including supplements thereto) or in an SEC Report.

     4.11 No Prior Activities. Except for (a) obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing in connection therewith) and (b) obligations or liabilities pursuant to the Asset Purchase Agreement, dated August 29, 2000, among Parent, NSI Merger Sub, Pironti and NSI (which agreement was subsequently terminated by the parties thereto) and related agreements, NSI Merger Sub has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

5. Covenants of NSI and the Stockholder. NSI and the Stockholder, jointly and severally, hereby covenant and agree as follows:

     5.1 Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which NSI is subject (from which it shall use reasonable efforts to be released), NSI shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and it shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of NSI's business, properties and personnel as Parent may reasonably request; provided that prior to the Effective Time, (i) Parent shall maintain the confidentiality of any and all information obtained in accordance with [the Confidentiality Agreement dated January 14, 2000], and (ii) in any event, all such activities shall be undertaken in a manner reasonably acceptable to NSI so as not to interfere with the normal course operations of the Business.

     5.2 Conduct of Business by NSI Pending the Effective Time. NSI covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, NSI shall conduct the Business only in, and NSI shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and NSI shall use commercially reasonable efforts to preserve substantially intact the business organization of NSI, to keep available the services of the present officers, employees and consultants of NSI and to preserve the present relationships of NSI with customers, suppliers and other persons with which NSI has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, NSI shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, and except as set forth in Section 5.2 of the NSI Disclosure Schedule, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent, which in the case of clauses (c), (d)(iv), (e), (f), (h) or (i) will not be unreasonably withheld or delayed:

          (a) amend or otherwise change NSI's Articles of Incorporation or By-Laws;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in NSI; provided, however, that to allow NSI and Pironti to fulfill their obligations to the Permitted Transferees under the Restated Disposition Participation Agreements, dated as of May 15, 1997, with each Permitted Transferee, Pironti may transfer 10% of his Shares to each Permitted Transferee or NSI may issue to each Permitted Transferee 10% of the issued and outstanding NSI Common Stock; provided, further, that NSI shall withhold and pay over to the applicable taxing authority all amounts required to be withheld and shall pay all Taxes required to be paid in connection with such transfer;

          (c) sell, pledge, dispose of or encumber any assets of NSI (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, (iii) sales of immaterial assets to non-Affiliates of NSI not in excess of $100,000 in the aggregate; and (iv) as contemplated by Section
     5.7 hereof;

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock other than (x) dividends or other distributions paid out of available cash of NSI after giving effect to reserves for accrued and unpaid Taxes as contemplated by Section 3.20(a), or (y) in respect of the Dividend Notes, and (z) in respect of the Dividends Payable, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) except as required by the terms of any security as in effect on the date hereof and set forth in Section 5.2(d) of the NSI Disclosure Schedule, amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any subsidiary to amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including shares of NSI Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against NSI with respect to or arising out of a shareholder equity interest in NSI;

          (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof other than those listed on Section 5.2(e) of the NSI Disclosure Schedule; (ii) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $20,000 and except for indebtedness permitted pursuant to clause (v) below;
     (iii) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $25,000; (iv) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.2(e); (v) permit aggregate outstanding indebtedness of NSI and PCM to Pironti at any time to exceed

     $1,500,000 and the Dividend Note Amount and Dividends Payable or aggregate outstanding indebtedness of NSI and PCM to banks and other financial institutions at any time to exceed $3,000,000;

          (f) increase the compensation or severance payable or to become payable to its directors, officers or employees, except for increases in salary or wages of employees of NSI (who are not directors or executive officers of NSI) in accordance with past practices and except for any amounts payable to Pironti or the Permitted Transferees, or grant any severance or termination pay (except to make payments required to be made under obligations existing on the date hereof in accordance with the terms of such obligations) to, or enter into any employment or severance agreement with, any new employee of NSI, except for an agreement entered into in the ordinary course of business and providing for annual base and bonus compensation not to exceed $100,000, or establish, adopt, enter into or amend any collective bargaining agreement, NSI Employee Plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in each case, as may be required by law or as would not result in a material increase in the cost of maintaining such collective bargaining agreement, NSI Employee Plan, trust, fund, policy or arrangement;

          (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by a change in GAAP occurring after the date hereof;

          (h) make any new election or change any current election with respect to Taxes or settle or compromise any United States federal, state, local or non-United States tax liability;

          (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in NSI's financial statements prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

          (j) permit any accounts payable to remain unpaid for more than thirty days past the date on which such accounts payable are due under NSI's standard accounts payable payment practices with the applicable account creditors; and

          (k) take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (j) above, or any action which would make any of the representations or warranties of NSI contained in this Agreement untrue or incorrect or prevent NSI from performing or cause NSI not to perform its covenants hereunder.

     5.3 Notification of Certain Matters. Between the date hereof and the Effective Time, NSI shall give prompt written notice to Parent, and Parent shall give prompt written notice to

NSI, of (i) the occurrence or nonoccurrence subsequent to the date hereof of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of (A) NSI or Pironti or
(B) NSI Merger Sub or Parent, as the case may be, materially to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party materially to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Should any of the foregoing facts or conditions described in this Section 5.3 require any change in the NSI Disclosure Schedule or Parent Disclosure Schedule if such Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, NSI and the Stockholder shall promptly deliver to Parent, or Parent shall promptly deliver to NSI and the Stockholder, a supplement to the applicable Disclosure Schedule specifying such change and stating specifically which of the representations contained herein and which section of such Disclosure Schedule such change relates to. If the NSI Merger occurs, then any such changes disclosed in writing in accordance with this Section 5.3 shall be deemed not to constitute a breach of the stated representation for purposes of the indemnification provisions of Section 9.1 or 9.2, as the case may be.

     5.4 No Solicitation.

          (a) NSI shall not, directly or indirectly, through any officer, director, employee, representative or agent of NSI, solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving NSI.

          (b) NSI shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and NSI Merger Sub) conducted heretofore with respect to any of the foregoing. NSI agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which NSI is a party.

          (c) NSI shall ensure that the officers and directors of NSI and any investment banker or other advisor or representative retained by NSI are aware of the restrictions described in this Section 5.4.

     5.5 Reasonable Best Efforts. Subject to and upon the terms and conditions of this Agreement, during the period from the date hereof to the Effective Time, NSI and the Stockholder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things proper, necessary or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the obtaining of governmental and third party consents. The Parties will provide to each other the necessary information to effect the foregoing.

     5.6 Non-competition. In addition to the other definitions set forth in this Agreement, for purposes of this Section 5.6, the following terms shall have the following meanings:

          "Competitive Activity" means any activity (whether undertaken or engaged in as a proprietor, partner, shareholder, owner, member, employer, employee, independent contractor, venturer or otherwise) which engages in the business of buying so-called "filler space" from USA Weekend or Parade magazine generally as described in the Company's contracts with such companies.

          "Competitor" means any Person, other than a member of the Company Group, which at any time during the Restriction Period engages in any Competitive Activity.

          "Control" means, with respect to any Person, (i) the beneficial ownership of more than 50% of the outstanding voting securities of such Person or (ii) the power, directly or indirectly, by proxy, voting trust or otherwise, to elect a majority of the outstanding directors, trustees or other managing persons of such Person.

          "Parent Company Group" means Parent, each Person that Parent directly or indirectly Controls or that Controls Parent and each Person that any such Person directly or indirectly Controls.

          "Person" means an individual, partnership, corporation, trust, estate, association, limited liability company, governmental authority or other entity.

          "Personnel" means any and all employees, contractors, agents, consultants or other Persons rendering services to a member of the Company Group, for compensation in any form.

          "Restricted Area" means the United States, Canada, and their respective territories and possessions, except that the Restricted Area shall be worldwide with respect to any Competitive Activity involving the Internet, the World Wide Web, telemarketing, telephony or other electronic or similar media.

          "Restriction Period" means the period of time (subject to extension pursuant to Section 5.6(e) below), commencing on the Effective Date and expiring on the earlier of (x) the fifth anniversary of the Effective Date or (y) the second anniversary of the termination of Pironti's employment.

          (a) During the Restriction Period, Pironti shall not, directly or indirectly, whether as a sole practitioner, owner, partner, shareholder, investor, employee, employer, venturer, independent contractor, consultant or other participant, (i) own, manage, invest in or acquire any economic stake or interest in any Person involved in a Competitive Activity, (ii) derive economic benefit from or with respect to any Competitive Activity or
     (iii) otherwise engage or participate in any manner whatsoever in any Competitive Activity; provided, however, this Section 5.6 shall not restrict Pironti from owning less than 2% of the publicly traded debt or equity securities issued by a corporation or other entity or from having any other passive investment that creates no conflict of loyalty or interest with any duty owed to Parent Company Group. Pironti shall be deemed to have derived economic benefit in violation of this Section 5.6 if, among other things, any of his compensation or income is in any way related to any Competitive Activity conducted by any Person. Further, during the Restriction Period, Pironti shall not directly or indirectly advance, cooperate in or help or aid any Competitor in the conduct of any Competitive Activity.

          (b) During the Restriction Period, Pironti shall not, directly or indirectly, recruit, solicit or otherwise induce or influence any Personnel of Parent Company Group to discontinue, reduce the extent of, discourage the development of or otherwise harm such Personnel's relationship or commitment to Parent Company Group. Conduct prohibited under this Section 5.6(c) shall include, without limitation, employing, seeking to employ or causing, aiding, inducing or influencing a Competitor to employ or seek to employ any Personnel of Parent Company Group.

          (c) Each of the parties acknowledges that the provisions and restrictions of this Section 5.6 are reasonable and necessary for the protection of the legitimate interests of the Parent Company Group. Each of the parties further acknowledges that the provisions and restrictions of this Section 5.6 are unique and that any breach or threatened breach of any of such provisions or restrictions will provide the Parent Company Group with no adequate remedy at law, and the result will be irreparable harm to the Parent Company Group. Therefore, the parties hereto agree that upon a breach or threatened breach of the provisions or restrictions of this
     Section 5.6, the Parent Company Group shall be entitled, in addition to any other rights and remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, to obtain an equitable accounting of all earnings, profits or other benefits resulting from such breach or threatened breach and to obtain specific performance or a temporary and permanent injunction.

          (d) If Pironti violates any restrictive covenant contained herein and a member of the Parent Company Group institutes action for equitable relief, such member, as a result of the time involved in obtaining such relief, shall not be deprived of the benefit of the full Restriction Period. Accordingly, the Restriction Period shall be deemed to have the duration specified in Section 5.6(a), computed from and commencing on the date on which relief is granted by a final order from which there is no appeal, but reduced, if applicable, by the length of time between the date the Restriction Period commenced and the date of the first violation of any restrictive covenant by Pironti.

          (e) Each of the provisions hereof including, without limitation, the periods of time, geographic areas and types and scopes of duties of, and restrictions on the activities of, the parties hereto specified herein are and are intended to be divisible, and if any portion thereof (including any sentence, clause or word) shall be held contrary to law or invalid or unenforceable in any respect in any jurisdiction, or as to one or more periods of time, areas or business activities or any part thereof, the remaining provisions shall not be affected but shall remain in full force and effect, and any such invalid or unenforceable provision shall be deemed, without further action on the part of any party hereto or other Person, modified and amended to the minimum extent necessary to render the same valid and enforceable in such jurisdiction.

          (f) Pironti acknowledges and agrees that (i) compliance with the restrictive covenants set forth herein would not prevent him from earning a living that involves his training and skills without relocating, but only from engaging in unfair competition with, misappropriating a corporate opportunity of, or otherwise unfairly harming the Parent Company Group and
     (ii) the restrictive covenants set forth herein are intended to provide a minimum level of protection necessary to protect the legitimate interests of the Parent Company Group. In addition, the parties acknowledge that nothing herein is intended to or shall, limit, replace or otherwise affect any other rights or remedies at law or in equity for protection against unfair competition with, misappropriation of corporate opportunities of, or defamation of the Parent Company Group, or for protection of any other rights or interest of the Parent Company Group.

     5.7 Assignment of Apartment Lease and Assumption of Liabilities. Prior to the Effective Time, NSI will assign the Apartment Lease to Pironti and Pironti will assume all obligations and liabilities of NSI under the Apartment Lease from and after the Effective Time will pay or otherwise discharge in full when due all of such liabilities and obligations.

6. Mutual Covenants. Each of the Parties hereby covenants and agrees, as to itself or himself, as follows:

     6.1 Consents; Approvals. NSI and Parent shall each use their good faith efforts to obtain all consents, waivers, approvals, authorizations or orders (including without limitation, all governmental and regulatory rulings and approvals), and NSI and Parent shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by NSI and Parent and the consummation by them of the transactions contemplated hereby (including, as to NSI, the consents of the Consentors to the NSI Merger).

     6.2 Expenses. Except as set forth in Section 6.4, each Party shall pay all costs and expenses incurred by such Party in connection with the transactions contemplated by this Agreement, whether or not the transactions contemplated hereby are consummated (provided that Pironti shall pay the expenses of NSI if such transactions are consummated).

     6.3 Public Announcements. The Parties shall consult with each other before issuing any press release or making any written public statement or filing with respect to the NSI Merger or this Agreement and shall not issue any such press release or make any such public statement or filing without the prior consent of the other Parties, which shall not be unreasonably withheld; provided, however, that each Party may, without the prior consent of any other, issue such press release or make such public statement or filing as may upon the advice of counsel be required by law, but only after providing the other Parties with notice of such intent promptly upon reaching the conclusion that any such release, statement, or filing is required.

     6.4 Conveyance Taxes, etc. All Taxes (other than Shareholder Taxes), and all recording, registration, or other fees which become payable in connection with the transactions contemplated hereby shall be paid one half by Parent and one half by the Stockholder. Parent, NSI Surviving Corporation and Pironti shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any such Taxes or fees.

     6.5 Taxes and Cooperation on Tax Matters.

          (a) Parent shall permit Pironti to cause NSI Surviving Corporation to prepare and timely file all Tax Returns and amendments thereto required to be filed by or for NSI for all taxable periods ending on or before the Effective Date. Parent shall be given a reasonable opportunity to review and comment upon such Tax Returns and amendments thereto. Parent shall cause NSI Surviving Corporation to file, and shall control, any Tax Returns required to be filed by NSI Surviving Corporation for taxable periods ending after the Effective Date. Parent shall not, without the prior written consent of Pironti, which consent shall not be unreasonably withheld or delayed, amend any income Tax Return of NSI for any taxable period ending on or before the Effective Date.

          (b) Stockholder shall be liable for all Shareholder Taxes of NSI for any taxable year or taxable period ending on or prior to the Effective Date or which includes the Effective Date. For the purposes hereof, "Shareholder Taxes" means (i) any federal, state, local or foreign income, franchise, capital stock, net worth, capital, profits or similar Tax (including, the Tax imposed by Section 1374 of the Code or any corresponding or similar provision of state, local or foreign Tax law) or assessment or deficiency with respect thereto (including all interest and penalties thereon and additional thereto) and (ii) any Taxes required to be paid or withheld in connection with the transfer or issuance of shares to the Permitted Transferees pursuant to Section 5.2 (b) hereof.

          (c) Stockholder shall (i) duly include in his federal and state income tax returns all items of income, gain, loss, deduction, or credit attributable to the S Short Year (as hereinafter defined) in a manner consistent with Federal Tax Form 1120S and the schedules thereto (and the corresponding state income tax forms and schedules) to be filed by him with respect to such period; and (ii) pay any and all Shareholder Taxes required to be paid for all taxable years, including the taxable year that includes the S Short Year, that are attributable to him. For purposes of this provision, the "S Short Year" means the S Corporation tax year of NSI that ends on the Effective Date as a result of the NSI Merger.

          (d) Pironti and Parent shall provide each other with such cooperation and information as any of them may reasonably request in connection with tax matters, including the preparation of tax returns, tax audits, and litigation. The requesting party shall reimburse the other party for all direct out-of-pocket expenses incurred by such other party.

     6.6 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to the obligations of the other Party under this Agreement. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the NSI Surviving Corporation with full right, title and


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

possession to all assets, property, rights, privileges, powers and franchises of NSI and NSI Merger Sub, the officers and directors of NSI and NSI Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action. Nothing contained in this Agreement shall require Parent to divest, abandon, or take similar action with respect to any assets (tangible or intangible) of Parent, NSI Merger Sub, NSI, NSI Surviving Corporation or any of Parent's subsidiaries.

     6.7 Tax Reporting of Transaction. The Stockholder and the Parent shall report the NSI Merger for all Tax purposes as a "reorganization' within the meaning of Section 368(a)(1) of the Code. In addition, the Parent represents and warrants that, following the Merger, it has no current plan or intention to: (i) liquidate NSI Merger Sub, (ii) sell the stock of NSI Merger Sub or cause NSI Merger Sub to issue stock in such a way as to cause Parent to no longer be in "control" of NSI Merger Sub within the meaning of Section 368(c) of the Code,
(iii) merge NSI Merger Sub with or into another corporation, other than a subsidiary controlled by Parent within the meaning of Section 368(c) of the Code, or (iv) sell or otherwise dispose of NSI Merger Sub's assets other than dispositions in the ordinary course of business or transfers of assets to subsidiaries directly or indirectly controlled by NSI Merger Sub within the meaning of Section 368(c) of the Code.

     6.8 Purchase Note Letter of Credit. Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge that, at the Closing, the Purchase Note Letter of Credit may only be in the face amount of $1 million, i.e. less than the principal amounts of the Purchase Note and the Negotiable Purchase Note. In recognition thereof, the parties have agreed to the following:

          (a) Completion of Letter of Credit. Following the Closing, Parent shall seek to increase the face amount of the Purchase Note Letter of Credit to the full aggregate principal amounts of the Purchase Note and the Negotiable Purchase Note (such aggregate amounts being the "Full Note Amount").

               (i) If for any reason the face amount of the Purchase Note Letter of Credit shall not have been increased to the Full Note Amount on or before the three month anniversary of the Effective Date, Parent shall pay and deliver to the Stockholder 50,000 Parent Shares, which Shares shall immediately and thereupon become subject to the Registration Rights Agreement.

               (ii) If for any reason the face amount of the Purchase Note Letter of Credit shall not have been increased to the Full Note Amount on or before the 6 month anniversary of the Effective Date, Parent shall pay and deliver to the Stockholder $450,000 in cash.

               (iii) If for any reason (x) the face amount of the Purchase Note Letter of Credit shall not have been increased to the Full Note Amount on or before one day after the 6 month anniversary of the Effective Date or (y) Parent shall have failed to satisfy its obligations under subsections (i) or (ii) above, the holders of the Purchase Note and of the Negotiable Purchase Note, those having the

          Stockholder JV Entitlements and Pironti shall have the Acceleration Rights set forth in subsection (c) below without the requirement for any further notices or passage of time.

          (b) Effect of Default prior to Delivery of Letter of Credit. If prior to the delivery of a Purchase Note Letter of Credit having a face amount equal to the Full Note Amount there shall occur an Event of Default under either the Purchase Note or the Negotiable Purchase Note, the holders of the Purchase Note and of the Negotiable Purchase Note, those having the Stockholder JV Entitlements and Pironti shall have the Acceleration Rights set forth in subsection (c) below without the requirement for any further notices or passage of time.

          (c) Acceleration Rights. The "Acceleration Rights" shall be the following:

               (i) An Event of Default shall be deemed to have occurred under the Purchase Note and the Negotiable Purchase Note, and the holders thereof shall have the rights thereunder set forth in Section 3 thereof;

               (ii) Those having the Stockholder JV Entitlements shall have the rights of acceleration thereto set forth in Section 2.9 (d)(i) hereof; and

               (iii) Good Reason shall be deemed to have occurred under Section 5(d) of the Pironti Employment Agreement and Pironti shall have the right to terminate the Pironti Employment Agreement in accordance with
          Section 4(f) thereof. If Pironti terminates the Pironti Employment Agreement by reason hereof, the Non-competition provisions of Section
          5.6 hereof and Section 5.6 of the PCM Merger Agreement shall immediately terminate and be of no further force and effect; and there shall be no further restrictions on Pironti's activities by reason thereof or otherwise.

7.   Conditions to the Merger.

     7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the NSI Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that is reasonably likely to result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction that is reasonably likely to result in an order, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint, (i) preventing or seeking to prevent consummation of the NSI Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit, Parent from exercising all material rights and privileges pertaining to its ownership of the NSI Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of the NSI Surviving Corporation, or (iii) compelling or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the NSI Surviving Corporation or any of its subsidiaries), as a result of the NSI Merger or the transactions contemplated by this Agreement).

          (b) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the NSI Merger which makes the consummation of the NSI Merger illegal.

          (c) PCM Merger. PCM Merger shall have occurred simultaneously with the NSI Merger.

     7.2 Additional Conditions to Obligations of Parent and NSI Merger Sub. The obligations of Parent and NSI Merger Sub to effect the NSI Merger are also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of NSI and the Stockholder contained in this Agreement shall have been true and correct in all material respects individually and in the aggregate (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties and without giving effect to matters disclosed on any supplements to the NSI Disclosure Schedule) when made and shall be true and correct in all material respects individually and in the aggregate (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties and without giving effect to matters disclosed on any supplements to the NSI Disclosure Schedule) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and Parent and NSI Merger Sub shall have received a certificate of NSI to such effect signed by the Chief Executive Officer or Chief Financial Officer of NSI and the Stockholder.

          (b) Agreements and Covenants. NSI and the Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Parent and NSI Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of NSI and the Stockholder.

          (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by NSI for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by NSI, including the consent of the Consentors to the NSI Merger and to all of the other foregoing actions, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on NSI or the NSI Surviving Corporation; and Parent and NSI Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer or Chief Financial Officer of NSI with signed originals of all such consents, waivers, approvals, authorizations, orders, and filings attached as exhibits to such certificate. For purposes of this
     Section 7.2(c): (i) the failure to receive such consents from either of the Consentors shall be deemed to have a Material Adverse Effect on NSI and NSI Surviving Corporation and (ii) any consent (other than the consent of the landlord with respect to the premises located at 230 Fifth Avenue, New York, NY) that is conditioned on any material change in the terms of the agreement to which it relates is deemed to be a failure to consent unless Parent expressly agrees in writing to such change.

          (d) Secretary's Certificate. NSI shall have delivered to Parent a certificate of the Secretary or an Assistant Secretary of NSI, dated as of the Effective Date and in the form of Exhibit F, certifying: (i) that the necessary corporate action by the Board of Directors and stockholders of NSI has been taken to authorize the execution and delivery of this Agreement by NSI, the performance by NSI of its obligations under this Agreement and the consummation by NSI of the transactions contemplated by this Agreement (with copies of all such resolutions attached as exhibits thereto); (ii) that the Articles of Incorporation and By-laws of NSI attached to the Secretary's certificate are true, complete, and correct and are in full force and effect as of the Effective Date; and (iii) as to the incumbency and specimen signature of the officers of NSI executing this Agreement and other documents to be executed on behalf of NSI in connection therewith, together with a certification by another officer of NSI as to the incumbency and specimen signature of the Secretary or Assistant Secretary signing such certificate.

          (e) Pironti Indebtedness. Pironti shall have taken such action as is satisfactory to Parent, in its reasonable judgment, to contribute all indebtedness owing to Pironti by NSI or PCM as of the Effective Time (other than (i) in respect of the Pironti Loan Amount, (ii) the Dividend Notes,
     (iii) the Dividends Payable, and (iv) amounts that are deducted in arriving at 2001 EBITDA) to the applicable obligor, including without limitation, the surrender of all promissory notes or other evidences of any such indebtedness to the applicable obligor for cancellation.

          (f) Releases. Pironti and each of the Permitted Transferees shall have executed and delivered to NSI a release in the form of Exhibit G releasing all claims of Pironti or such Transferee, as the case may be, against NSI and the NSI Surviving Corporation other than claims arising under this Agreement or pursuant to the Employment Agreement between Pironti or such Transferee, as the case may be, and NSI Surviving Corporation.

          (g) No Material Adverse Changes. No Material Adverse Effect shall have occurred with respect to NSI following the date hereof.

          (h) Cessation of Franchise Tax Report. NSI shall have filed a Cessation of Franchise Tax Report with the New York Department of Taxation and Finance and all

     Taxes required to be paid as of the Effective Date in connection with such filing shall have been duly paid by Pironti.

          (i) Completion of Fleet Financing. The Fleet Financing shall have been completed.

     7.3 Additional Conditions to Obligation of NSI and Pironti. The obligation of NSI and Pironti to effect the NSI Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of NSI Merger Sub and Parent contained in this Agreement shall have been true and correct in all material respects individually and in the aggregate (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties and without giving effect to matters disclosed on any supplements to the Parent Disclosure Schedule) when made and shall be true and correct in all material respects individually and in the aggregate (without for this purpose giving effect to qualifications of materiality contained in such representations and warranties and without giving effect to matters disclosed on any supplements to the Parent Disclosure Schedule) on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement and (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), and NSI and Pironti shall have received a certificate to such effect signed by the President or Chief Financial Officer of Parent.

          (b) Agreements and Covenants. Parent and NSI Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Pironti and NSI shall have received a certificate to such effect signed by the President or Chief Financial Officer of Parent.

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent or NSI Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent or NSI Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders would not reasonably be expected, individually or in the aggregate with all other such failures, to have a Material Adverse Effect on Pironti or NSI; and Pironti and NSI shall have received a certificate of Parent to such effect signed by the President or Chief Financial Officer of Parent with signed originals of all such consents, waivers, approvals, authorizations, orders, and filings attached as exhibits to such certificate.

          (d) Employment Agreements. NSI shall have executed the Employment Agreements with respect to each of Pironti and the Permitted Transferees.

          (e) No Material Adverse Changes. No Material Adverse Effect shall have occurred with respect to Parent and its subsidiaries taken as a whole.

          (f) Payments at Closing. Parent Parties shall have made the payments specified in Section 7.3(g) of the PCM Merger Agreement.

          (g) Release of Guaranty. Pironti's personal guaranty in respect of the indebtedness of NSI and PCM to Fleet National Bank shall have been released.

8.   Termination.

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholder:

          (a) by mutual written consent of the Parties;

          (b) by either Parent or NSI if the NSI Merger and the PCM Merger shall not have been consummated by the Merger Deadline (other than for the reasons set forth in Sections 8.1(d), (e), or (f)); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the NSI Merger to be consummated on or prior to such date;

          (c) by either Parent or NSI if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the NSI Merger;

          (d) by (i) Parent or (ii) by NSI, if any representation or warranty of NSI or the Stockholder, or Parent or NSI Merger Sub, respectively, set forth in this Agreement shall have been untrue when made, such that the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, that, if such Terminating Misrepresentation is curable through the exercise of its commercially reasonable efforts and is cured prior to the date two (2) days prior to the Effective Date by Parent or NSI, as the case may be, neither Parent nor NSI, respectively, may terminate this Agreement under this Section 8.1(d) (it being understood that if such Terminating Misrepresentation consists of the omission of any information from a disclosure schedule, then such Terminating Misrepresentation cannot be cured by an amendment or supplement to such disclosure schedule unless the other party agrees in writing to waive such Terminating Misrepresentation for the purposes of this Section 8.1(d));

          (e) by (i) Parent, if any representation or warranty of NSI or the Stockholder shall have become untrue such that the condition set forth in
     Section 7.2(a) would not be satisfied, or (ii) by NSI, if any representation or warranty of Parent or NSI Merger Sub shall have become untrue such that the condition set forth in Section 7.3(a), would not be satisfied (in either case, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided, that, if any such Terminating Change is curable through the exercise of its commercially reasonable efforts and is cured prior to the date two (2) days prior to the Effective Date by NSI or Parent, as the case may be, neither Parent nor NSI, respectively, may terminate this Agreement under this Section 8.1(e);

          (f) by (i) Parent or by (ii) NSI, upon a breach of any covenant or agreement on the part of NSI or the Stockholder, or Parent or NSI Merger Sub, respectively, set forth in this Agreement such that the conditions set forth in Sections 7.2(b) or 7.3(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, that, except for any breach of NSI's obligations under Section 5.4, if such Terminating Breach is curable through the exercise of its commercially reasonable efforts and is cured prior to the date two (2) days prior to the Effective Date by NSI or Parent, as the case may be, neither Parent nor NSI, respectively, may terminate this Agreement under this Section 8.1(f); or

          (g) by Parent or NSI, if Parent or PCM, respectively, has the right to terminate PCM Merger Agreement pursuant to Section 8.1 thereof.

     8.2 Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or any Party's affiliates, directors, officers or shareholders, except as set forth in Section 6.2, Section 8.2(b) or Section 9.6.

          (b) In the event of the termination of this Agreement by NSI or Parent (such party, the "Terminating Party"): (i) pursuant to Section 8.1(b) if such termination results from the failure or refusal of the other party (the "Breaching Party") to close on or prior to the Merger Deadline under circumstances in which the Terminating Party is not in material breach of its representations, warranties, covenants or obligations hereunder, (ii) pursuant to Section 8.1(d) as a result of a Terminating Misrepresentation by the Breaching Party, (iii) pursuant to Section 8.1(e) as a result of a Terminating Change (but only if such Terminating Change resulted from any willful action or willful failure to take action on the part of the Breaching Party or any Affiliate of the Breaching Party, or (iv) pursuant to Section 8.1(f) as a result of a Terminating Breach by the Breaching Party, then within two business days following the date of termination, the Breaching Party shall pay the Terminating Party the sum of $400,000 as liquidated damages, and not as a penalty, in lieu of any and all other remedies that the Terminating Party may have against the Breaching Party; provided, however, that the aggregate amount payable pursuant to this
     Section 8.2(b) and Section 8.2(b) of PCM Merger Agreement shall not exceed $400,000.

9.   Indemnification.

     9.1 Indemnification by the Stockholder. The Stockholder shall indemnify and hold harmless Parent, NSI Merger Sub and their respective officers, directors, stockholders, employees, attorneys, accountants, affiliates and agents ("Parent Indemnified Persons") from and against (and shall on demand reimburse them for) any and all claims, demands, suits, causes of action, proceedings, judgments, damages, losses, liabilities, royalties, costs and expenses (including, without limitation, reasonable counsel fees and disbursements incurred in litigation or otherwise) (any of the foregoing, a "Loss") suffered or incurred, directly or indirectly, by any Parent Indemnified Person, with respect to, resulting from or arising out of:

          (a) Any untrue representation or warranty made by NSI or the Stockholder in this Agreement, the NSI Disclosure Schedule, the supplements to the NSI Disclosure Schedule or any other certificate or document delivered by NSI or the Stockholder pursuant to this Agreement (including certificates of officers of NSI acting in their capacities as such), or the failure, breach or nonfulfillment of any covenant, agreement or other obligation of NSI or the Stockholder, hereunder or under the Exhibits attached hereto or under the certificates and documents delivered pursuant hereto (including certificates of officers of NSI acting in their capacities as such), provided that, except with respect to the matters described in Schedule 9.1(a) hereto (as to which this proviso shall not apply), the Stockholder shall have no obligation to indemnify any Parent Indemnified Person with respect to any such untrue representation or warranty if Parent had knowledge that such representation and warranty was untrue on the Effective Date, and the burden of proof shall be on the Stockholder to prove that Parent had such knowledge;

          (b) Any untrue representation or warranty made by PCM or the Stockholder in PCM Merger Agreement, PCM Disclosure Schedule thereto, the supplements to PCM Disclosure Schedule or any other certificate or document delivered by PCM or the Stockholder pursuant to PCM Merger Agreement (including certificates of officers of PCM acting in their capacities as such), or the failure, breach or nonfulfillment of any covenant, agreement or other obligation of PCM, the Stockholder or the Permitted Transferees, under PCM Merger Agreement or under the Exhibits attached thereto or under the certificates and documents delivered pursuant thereto (including certificates of officers of PCM acting in their capacities as such), provided that, except with respect to the matters described in Schedule 9.1(a) thereto (as to which this proviso shall not apply), the Stockholder shall have no obligation to indemnify any Parent Indemnified Person with respect to any such untrue representation or warranty if Parent had knowledge that such representation and warranty was untrue on the Effective Date, and the burden of proof shall be on the Stockholder to prove that Parent had such knowledge;

          (c) All Losses arising out of or relating to: (i) items specifically set forth in Schedule 9.1(c); (ii) the Apartment Lease from and after the Effective Date; and (iii) any obligation or liability whatsoever as to any employee or former employee of NSI or any Affiliate with respect to any matter arising on or prior to the Effective Time, including unpaid compensation, pension, severance, retirement, employee welfare or other benefits, collective state or local law designed to protect employees, including equal employment laws, wrongful discharge laws or other rights, except to the extent such obligation or liability is reflected on or reserved against on the Interim Balance Sheet, incurred in the ordinary course of NSI's business in accordance with past practice subsequent to the date of the Interim Balance Sheet or is specifically disclosed as an obligation or liability in this Agreement or in the NSI Disclosure Schedule; provided, that, notwithstanding anything else to the contrary contained in this Agreement, all obligations or liabilities existing or arising in connection with the administration of NSI Employee Plans prior to the Effective Time or the failure of such plans to comply with applicable laws or regulations prior to the Effective Time ("Benefits Issues") shall be Losses within the meaning of this clause (c);

          (d) Third Party Liabilities;

          (e) all Taxes for which Stockholder is responsible pursuant to Sections 6.4 and 6.5 hereof;

          (f) All Losses arising out of or relating to matters set forth on
     Schedule 9.1(f) (the "Scheduled Losses");

          (g) All Losses arising out of a draw made by Stockholder under the letter of credit securing the Purchase Note and the Negotiable Note that is based upon an untrue statement or misrepresentation by Stockholder to the Bank; and

          (h) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, reasonable legal fees and expenses, incident to any of the foregoing referred to in clauses
     (a) through (g) or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     If the NSI Merger occurs, (i) the Stockholder shall have no obligation to indemnify the Parent Indemnified Persons: (x) for the first $400,000 (the "General Deductible") of aggregate Losses described in clauses (a), (b),
     (d) or (f) of this Section 9.1 or clauses (a), (b), (d) or (f) of Section
     9.1 of PCM Merger Agreement and Losses referred to in clause (h) of this
     Section 9.1 or clause (h) of Section 9.1 of PCM Merger Agreement incident to Losses described in clauses (a), (b), (d) or (f) of this Section 9.1 or clauses (a), (b), (d) or (f) of Section 9.1 of the PCM Merger Agreement, or
     (y) for the first $150,000 of Losses resulting from a breach of the representation in Section 3.8(d) hereof or of the PCM Merger Agreement (and for the avoidance of doubt any Losses in excess of $150,000 resulting from a breach of such representation will be subject to indemnification pursuant to clause (a) of this Section 9.1 or clause (a) of Section 9.1 of the PCM Merger Agreement) and will be subject to the application of the General Deductible, and (ii) the obligation of the Stockholder with respect to Losses relating to Benefits Issues shall not exceed an amount equal to the sum of: (x) the amount that would be reasonably required solely to cause Employee Plans to comply with legal and regulatory requirements applicable thereto; (y) the amount required to satisfy any liabilities arising out of or relating to the failure of any such Employee Plan so to comply, including any fines, penalties, liabilities to any employee participating or denied the opportunity to participate, taxes and the like; and (z) including reasonable fees and disbursements of counsel specifically allocable to the resolution of the Benefits Issues.

     9.2 Indemnification by Parent. Parent agrees to indemnify and hold harmless the Stockholder, NSI, and its officers, directors, stockholder, employees, attorneys, accountants, affiliates and agents ("NSI Indemnified Persons") from and against (and shall on demand reimburse them for):

          (a) any and all Losses suffered or incurred, directly or indirectly, by a NSI Indemnified Person with respect to, resulting from or arising out of any untrue representation or warranty made by Parent, or the failure, breach or nonfulfillment of any representation, warranty, covenant, agreement or other obligation of Parent, hereunder or under any other agreement, document, certificate or instrument entered into pursuant hereto; provided that Parent shall have no obligation to indemnify any NSI Indemnified Person with respect to any such untrue representation or warranty if the Stockholder had knowledge that such representation and warranty was untrue on the Effective Date and the burden of proof shall be on Parent to prove that NSI had such knowledge; or

          (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     9.3 Assumption of Defense. An indemnified party shall promptly give notice to each indemnifying party after obtaining knowledge of any matter as to which recovery may be sought against such indemnifying party because of any indemnity set forth in this Section 9 if such indemnity shall arise from the claim of a third party and shall permit such indemnifying party to assume the defense of any such claim or any proceeding resulting from such claim; provided, however, that failure promptly to give any such notice shall not affect the indemnification provided under this Section 9, except to the extent such indemnifying party shall have been actually prejudiced as a result of such failure (in which event the amount of any indemnity payment required to be made by the indemnifying party shall be reduced by the amount of any losses sustained by such party as a result of such failure). Notwithstanding the foregoing, an indemnifying party may not assume the defense of any such third-party claim if it does not demonstrate to the reasonable satisfaction of the indemnified party that it has adequate financial resources to defend such claim and pay any and all Losses that may result therefrom, or if the claim (a) is reasonably likely to result in imprisonment of the indemnified party or (b) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party's ability to exercise its rights under this Agreement, or impair Parent's right or ability to conduct the Business as it is currently conducted. If an indemnifying party assumes the defense of such third party claim, such indemnifying party shall agree prior thereto, in writing, that it is liable under this Section 9 to indemnify the indemnified party in accordance with the terms contained herein in respect of such claim, shall conduct such defense diligently, shall have full and complete control over the conduct of such proceeding on behalf of the indemnified party and shall, in his, her or its sole discretion, have the right to decide all matters of procedure, strategy, substance and settlement relating to such proceeding; provided, however, that any counsel chosen by such indemnifying party to conduct such defense shall be reasonably satisfactory to the indemnified party. The indemnified party may participate in such proceeding and retain separate co-counsel at its sole cost and expense and the indemnifying party will not without the written consent of the indemnified party consent to the entry of any judgment or enter into any settlement with respect to the matter which does not include a provision whereby the plaintiff or the claimant in the matter releases the indemnified party from all liability with respect thereto. Failure by an indemnifying party to notify the indemnified party of its election to defend any such claim or proceeding by a third party within thirty (30) days after notice thereof shall have been given to such indemnifying party by the indemnified party shall be deemed a waiver by such indemnifying party of its right to defend such claim or action.

     9.4 Non-Assumption of Defense. If no indemnifying party is permitted or elects to assume the defense of any such claim by a third party or proceeding resulting therefrom, the indemnified party shall diligently defend against such claim or litigation in such manner as it may deem appropriate and, in such event, if such claim is one for which the indemnifying party is in fact responsible, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party and its affiliates in connection with the defense against such claim or proceeding. Any counsel chosen by such indemnified party to conduct such defense must be reasonably satisfactory to the indemnifying party or parties, and only one counsel shall be retained to represent all indemnified parties in an action (except that if litigation is pending in more than one jurisdiction with respect to an action, one such counsel may be retained in each jurisdiction in which such litigation is pending). The indemnified party shall not settle or compromise any such claim without the written consent of the indemnifying party, which shall not be unreasonably withheld.

     9.5 Indemnified Party's Cooperation as to Proceedings. The indemnified party will cooperate in all reasonable respects with any indemnifying party in the conduct of any proceeding as to which such indemnifying party assumes the defense. For the cooperation of the indemnified party pursuant to this Section 9.5, if such claim is one for which the indemnifying party is in fact responsible, the indemnifying party or parties shall promptly reimburse the indemnified party for all reasonable out-of-pocket costs and expenses, legal or otherwise, incurred by the indemnified party or its affiliates in connection therewith as such costs and expenses are incurred.

     9.6 Limitation on Losses.

          (a) The amount of any Loss incurred or suffered by a person shall be reduced by any insurance proceeds received by such person in connection with the breach, failure or other event which gave rise to such Loss (net of any costs incurred by such person in connection with the collection of such insurance proceeds). In connection therewith, for so long as the Stockholder has any obligations pursuant to this Section 9 or Section 9 of the PCM Merger Agreement, Parent, NSI Surviving Corporation and/or PCM Surviving Corporation will maintain or cause to be maintained with financially sound and reputable insurers that have a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use), insurance coverage comparable or superior to the coverage described on
     Schedule 9.6 (a) hereto with respect to NSI and PCM.

          (b) The amount of any Loss incurred or suffered by any Indemnified Party (i) shall be increased by any Tax incurred or reasonably expected to be incurred as a result of or related to any such Loss, including any Tax related to the inclusion in gross income of insurance proceeds or a payment, (ii) shall be reduced by any Tax benefit realized or reasonably expected to be realized as a result of or related to any such Loss, and
     (iii) shall
     be increased by interest computed at the rate of 7% per annum from the date such Loss is incurred or suffered to the date of payment.

          (c) The breach of any representation and warranty or agreement by the Stockholder or NSI set forth in Section 3.8, 3.9 or 5.2 hereof shall not be deemed to have resulted in a Loss to the Parent Indemnified Parties if such breach resulted in an overpayment of NSI Merger Consideration or PCM Merger Consideration to the Stockholder and/or the Permitted Transferees or of the Overage or any other amount payable to Pironti or the Stockholder and/or such Permitted Transferees and such overpayment is in any such case subsequently corrected pursuant to an adjustment in accordance with Section 2.8(c) hereof or Sections 2.8 (c) or 2.9 of the PCM Merger Agreement, as the case may be; provided, however, that the foregoing exclusion shall not apply to any Third Party Liability arising out of or relating to any such breach. For avoidance of doubt, any adjustments pursuant to Section 2.8(c) hereof or Sections 2.8(c) or 2.9 of the PCM Merger Agreement shall not be counted toward satisfaction of the General Deductible in Section 9.1 hereof and shall not be subject to the maximum liability provisions set forth in Sections 9.6(d) and (e).

          (d) The maximum aggregate amount for which the Stockholder shall be liable hereunder and under PCM Merger Agreement shall be (in each case such that Parent and NSI hereunder and Parent and PCM under PCM Merger Agreement shall not under any circumstances have any recourse against the Stockholder pursuant to this Agreement and PCM Merger Agreement in excess of the named amount in the aggregate):

               (i) If the NSI Merger does not occur, $400,000 (as provided in Section 8.2(b) hereof); and

               (ii) If the NSI Merger occurs, $7,500,000;

          provided, however, that if the NSI Merger occurs, the foregoing limitation shall not apply to Losses arising out of or relating to third party claims, including proceedings brought by any governmental entity.

          (e) The maximum aggregate amount for which Parent hereunder and Parent and under PCM Merger Agreement shall be liable shall be (in each case such that the Stockholder hereunder and the Stockholder under PCM Merger Agreement shall not under any circumstances have any recourse against Parent, NSI Merger Sub and PCM Merger Sub pursuant to this Agreement and PCM Merger Agreement in excess of the named amount in the aggregate):

               (i) If the NSI Merger does not occur, $400,000 (as provided in Section 8.2(b) hereof);

               (ii) From and after the Effective Date and until the Purchase Note and Negotiable Purchase Note have been paid, $6,600,000; and

               (iii) From and after the date upon which the Purchase Note and Negotiable Purchase Note have been paid, $3,000,000;

          provided, however, that if the NSI Merger occurs, the foregoing limitation shall not apply to Losses arising out of or relating to third party claims, including proceedings brought by any governmental entity.

          (f) No Parent Indemnified Person shall have recourse for indemnification under Section 9.1(b) above and beyond the time frames set forth in PCM Merger Agreement or for indemnification under Section 9.1(a) above beyond the time frames set forth below:

               (i) in the case of Sections 3.1, 3.3, 3.4 and 3.5, there shall be no such time limit,

               (ii) in the case of Sections 3.17, 3.20, 3.21 and 3.24, until thirty (30) days following the expiration of the applicable statute of limitations with respect to the matter to which the claim relates,

               (iii) in the case of all other provisions of Section 3, until June 30, 2002.

          (g) No NSI Indemnified Person shall have recourse for indemnification under Section 9.2(a) beyond the time frames set forth below:

               (i) in the case of Sections 4.1, 4.3, 4.4 and 4.8, there shall be no such time limit, and

               (ii) in the case of all other provisions of Section 4, beyond the third anniversary of the Effective Date.

     9.7 Dispute Resolution Procedure. In the event that any of the Parent Indemnified Person is seeking indemnification pursuant to Section 9.1 hereof or
Section 9.1 of the PCM Merger Agreement, such Parent Indemnified Person, (the "Notifying Person") shall notify Stockholder thereof, which notice (the "Indemnity Notice") shall set forth in reasonable detail the facts and circumstances giving rise to the Losses for which indemnity is sought, the amount thereof including the basis for the calculation of the Losses, including without limitation the amount of costs and expenses incurred by such Parent Indemnified Person, and, if then known, the amount of any adjustment to or deduction from the amount of Losses subject to indemnification as a result of the deductibles established pursuant to Section 9.1 hereof or Section 9.1 of the NSI Merger Agreement or the provisions of Section 9.6 hereof or Section 9.6 of the NSI Merger Agreement, as the case may be. If Stockholder disagrees with any matter set forth in an Indemnity Notice, he shall provide the Notifying Person with notice of such disagreement (the "Indemnity Dispute Notice") within thirty
(30) days following the date on which the applicable Indemnity Notice was given to Stockholder. Such Indemnity Dispute Notice shall set forth in reasonable detail the nature and basis of such disagreement together with Stockholder's view, if any, of the amount of any indemnity payment to which the Parent Indemnified Person should be entitled. If Stockholder does not deliver an Indemnity Dispute Notice within such thirty (30) day period, Stockholder shall be deemed to have agreed with the matters set forth in the Indemnity Notice. If Stockholder timely provides a Dispute Notice, then (a) the representatives of Stockholder and the Notifying Person shall meet promptly and attempt in good faith to resolve such dispute. If such representatives cannot mutually resolve such dispute within ten (10) days after the date on which the Indemnity Dispute Notice is given, either party may submit such dispute for final and binding arbitration in The City of New York by a panel of three (3) arbitrators (the "Arbitrators") pursuant to the commercial arbitration rules then prevailing of the American Arbitration Association ("AAA"), as supplemented herein, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Pending final award, Arbitrator compensation and expenses shall be advanced equally by Stockholder on the one hand and the parties seeking indemnification, on the other hand. The Parent Indemnified Person and Stockholder shall instruct the AAA to hold an administrative conference with counsel for the parties within twenty
(20) days after the filing of the demand for arbitration. The parties and the AAA shall thereafter cooperate in order to complete the appointment of the Arbitrrators as quickly as possible. Within ten days after all three Arbitrators have been appointed, the Parent Indemnified Person and Stockholder shall seek to have an initial meeting among the Arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the arbitration, including (a) scope, timing and types of discovery, which may at the discretion of the Arbitrators include production of documents in the possession of the parties, but may not without consent of all parties include depositions; (c) exchange of documents and filing of detailed statement of claim and prehearing memoranda; (c) schedule and place(s) of hearings; and (d) any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding. The Arbitrators shall not be permitted to award Losses in an amount in excess of those set forth in the Indemnity Notice or less than the amount set forth in the Indemnity Dispute Notice, except in either case with respect to amounts constituting adjustments or deductibles which were not known at the time the applicable notice was given. The Arbitrators shall be instructed to allocate and award all costs and fees (including costs incurred by the Parent Indemnified Person and Stockholder) based upon their relative success in arbitration).

     9.8 Setoff. Parent or NSI Surviving Corporation may set off any amount payable to it by the Stockholder pursuant to this Section 9 or Section 9 of PCM Merger Agreement against the payment of any amount due under the Purchase Note; provided, however, that no such setoff shall be permitted until the resolution of any dispute respecting the obligation to pay any such amount by operation of
Section 9.7 above. Any failure by NSI Surviving Corporation to pay any principal or interest otherwise due under the Purchase Note solely as a result of a setoff effected in accordance with the provisions of this Section 9.8 shall not constitute an Event of Default under the Purchase Note.

     9.9 Option to Make Part Payment in Stock. Up to 35% of the aggregate of the amount payable by the Stockholder pursuant to this Section 9 and pursuant to
Section 9 of PCM Merger Agreement may be paid in shares of Parent Common Stock, with each share of Parent Common Stock valued at the Current Market Price.

     9.10 Exclusive Remedies. Each Party's sole recourse against each of the other Parties under this Agreement or in respect of the transactions contemplated by this Agreement shall be pursuant to and under Section 8 and this
Section 9, and subject to the limitations and restrictions contained herein and therein.


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

10.  Miscellaneous

     10.1 Representations, Warranties, Covenants, etc. The representations, warranties, covenants, and other agreements of each Party herein shall survive the NSI Merger except as may be limited by Sections 9.6(f) and (g).

     10.2 Disclosures. Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. No statement contained in any certificate or schedule required to be furnished by any Party pursuant to this Agreement, including such Party's Disclosure Schedule, shall contain any untrue statement of a material fact or omit to state any material facts necessary under the circumstances, in order to make the other statements contained therein not misleading.

     10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a Party as shall be specified by like notice):

          (a) If to Parent or NSI Merger Sub:

                        c/o Cross Media Marketing Corporation
                        461 Fifth Avenue
                        19th Floor
                        New York, New York 10017
                        Attn: President
                        Telecopy: (212) 457-1202
                        Confirm: (212) 457-1200

                        With a copy to:

                        Kramer Levin Naftalis & Frankel LLP
                        919 Third Avenue
                        New York, NY  10022
                        Attn:  Bonnie Podolsky, Esq.
                        Telecopy:  (212) 715-8000
                        Confirm:  (212) 715-9100

          (b) If to NSI:

                        National Syndications, Inc.
                        230 Fifth Avenue, Suite 210
                        New York, New York 10001
                        Attn:  Anthony R. Pironti
                        Telecopy:  (212) 889-1146
                        Confirm:  (212) 686-8680


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

                        With a copy to:

                        McDermott, Will & Emery
                        50 Rockefeller Plaza
                        New York, New York 10020-1605
                        Attn:  C. David Goldman, Esq.
                        Telecopy:  (212) 547-5444
                        Confirm:  (212) 547-5512

          (c) If to the Stockholder:

                        National Syndications, Inc.
                        230 Fifth Avenue, Suite 210
                        New York, New York 10001
                        Attn:  Anthony R. Pironti
                        Telecopy:  (212) 889-1146
                        Confirm:  (212) 686-8680

                        With a copy to:

                        Nims, Howes, Collison, Hansen & Lackert
                        605 Third Avenue, Suite 3500
                        New York, New York 10158
                        Attn: Bruce Grossman, Esq.
                        Telecopy:  (212) 661-9213
                        Confirm:  (212) 661-9700

          Any such notice given hereunder shall be deemed given and received on the date of hand delivery or transmission by facsimile or the day after delivery to an overnight express service for next day delivery, as the case may be.

     10.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by the Parties.

     10.5 Waiver. Any waiver of the provisions hereof shall be valid only if set forth in an instrument in writing signed by the Party or Parties entitled to make such waiver.

     10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an


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

acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     10.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matters hereof, except as otherwise expressly provided herein.

     10.9 Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Neither Party may assign any of its rights, or delegate any of its obligations under this Agreement and the Joint Ventures to any person without the prior written consent of the other Party, and any such purported assignment without the written consent of the other Party shall be void and of no effect; provided, that (i) all or any of the rights of the Parent Parties hereunder may be assigned to any Affiliate of Parent or to any person who acquires all or a substantial portion of the business of Parent, except that no such assignment shall be permitted if, solely as a result of such assignment, the NSI Merger would not qualify as a tax-free reorganization pursuant to Section 368(a)(1) of the Code, (ii) all of any of the rights of the Parent Parties hereunder may be assigned as collateral security to one or more persons which provide financing for the transactions contemplated hereby and by the PCM Merger Agreement, and
(iii) if Pironti transfers any of the Shares of NSI or any shares of PCM to either or both of the Permitted Transferees, such Permitted Transferee(s) shall succeed to the rights of Pironti hereunder and under the PCM Agreement in respect of such transferred Shares and/or shares; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

     10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation.

     10.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     10.12 Governing Law; Jurisdiction.

          (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

          (b) Each Party submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in the City of New York, Borough of Manhattan with respect to any claim or cause of action arising out of this Agreement or the transactions contemplated hereby.


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

     10.13 WAIVER OF JURY TRIAL. EACH OF PARENT, NSI MERGER SUB, NSI, AND THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.14 Execution and Delivery. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be delivered by facsimile transmission with the same legal effect as if delivery of an original were made in person.

   [Signature page follows; remainder of this page intentionally left blank.]



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

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date and year first mentioned above.

                                    CROSS MEDIA MARKETING SYNDICATIONS
                                     CORPORATION (a Delaware corporation)


                                    By
                                      ------------------------------------
                                        Name:
                                        Title:


                                    NATIONAL SYNDICATIONS, INC.
                                    (a New York corporation)


                                    By
                                      ------------------------------------
                                        Name:
                                        Title:


                                    ANTHONY R. PIRONTI
                                    in his individual capacity


                                    --------------------------------------


                                    CROSS MEDIA MARKETING CORPORATION

                                    By
                                      ------------------------------------
                                        Name:
                                        Title:

                                                                    Schedule 2.5


                  Initial Officers of PCM Surviving Corporation


Ronald Altbach             Chairman of the Board of Directors
Anthony R. Pironti         President
Randall Gouse              Senior Vice President and Chief Financial Officer
Jess Joseph                Senior Vice President
Richard Kaufman            Vice President and Secretary
Chet Borgida               Vice President

                                                                       Exhibit A

                              Employment Agreements

                                                                       Exhibit B

                            Negotiable Purchase Note

                                                                       Exhibit C

                         Purchase Note Letter of Credit

                                                                       Exhibit D

                          Registration Rights Agreement

                                                                       Exhibit E

                              Certificate of Merger

                                                                       Exhibit F

                             Secretary's Certificate

                                                                       Exhibit G

                                     Release